Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

SELECT BANCORP, INC.,

SELECT BANK & TRUST COMPANY,

PREMARA FINANCIAL, INC.

AND

CAROLINA PREMIER BANK

DATED AS OF JULY 20, 2017

2.28	Securitizations	28
2.29	Privacy of Customer Information	28
2.30	Reorganization; Approvals	28
2.31	Opinion	29
Article III . REPRESENTATIONS AND WARRANTIES OF SLCT AND Select Bank		29
3.1	Corporate Organization, Capacity and Authority	29
3.2	Capital Stock	30
3.3	Convertible Securities, Options, Etc.	30
3.4	Authorization and Validity of Agreement	30
3.5	Validity of Transactions; Absence of Required Consents or Waivers	31
3.6	Books and Records	31
3.7	Regulatory Reports	32
3.8	Exchange Act Reports; Financial Statements	32
3.9	Tax Returns and Other Tax Matters	33
3.10	Absence of Material Adverse Effects	34
3.11	Absence of Undisclosed Liabilities	34
3.12	Litigation and Compliance with Law	34
3.13	Brokerage or Finders’ Commissions	35
3.14	Disclosure	35
3.15	Material Contracts	36
3.16	Insurance	36
3.17	Deposit Insurance	36
3.18	Reorganization: Approvals	36
Article IV . COVENANTS OF PARA AND TARGET BANK		37
4.1	Affirmative Covenants of PARA and Target Bank	37
4.2	Negative Covenants of PARA and Target Bank	40
4.3	Certain Actions	44
4.4	Shareholder Approval	46
Article V . COVENANTS OF SLCT AND SELECT BANK		47
5.1	Employees	47
5.2	Employee Benefits	47
5.3	Appointment of Directors	48
5.4	Indemnification of Directors and Officers	48
5.5	Negative Covenants of SLCT and Select Bank	48
5.6	Notice of Certain Changes or Events	49
5.7	Further Action; Instruments of Transfer	49
5.8	Shareholder Approval	49
5.9	Tax Covenants of SLCT	49
Article VI . MUTUAL AGREEMENTS		50
6.1	Shareholder Approval	50
6.2	Registration Statements and Regulatory Applications	50
6.3	Access	51
6.4	Costs	51
6.5	Announcements	51
6.6	Confidentiality	52
6.7	Environmental Studies	52

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6.8	Certain Modifications	53
6.9	Transition Team	53
6.10	Reorganization Matters	53
Article VII . CONDITIONS PRECEDENT TO MERGER		54
7.1	Conditions to All Parties’ Obligations	54
7.2	Additional Conditions to PARA’s and Target Bank’s Obligations	55
7.3	Additional Conditions to SLCT’s and Select Bank’s Obligations	56
Article VIII . TERMINATION; BREACH; REMEDIES		58
8.1	Mutual Termination	58
8.2	Unilateral Termination	58
8.3	Effect of Termination	61
Article IX . INDEMNIFICATION		61
9.1	Agreement to Indemnify	61
9.2	Procedure for Claiming Indemnification	63
Article X . MISCELLANEOUS PROVISIONS		64
10.1	Reservation of Right to Revise Structure	64
10.2	Survival of Representations, Warranties and Covenants	64
10.3	Waiver	64
10.4	Amendment	64
10.5	Notices	64
10.6	Further Assurance	65
10.7	Entire Agreement	65
10.8	Severability of Provisions	65
10.9	Assignment	65
10.10	Counterparts	66
10.11	Governing Law	66
10.12	Inspection	66
10.13	Knowledge	66
10.14	Material Adverse Effect	66
10.15	No Third-Party Rights	66
10.16	Construction	67
10.17	WAIVER OF JURY TRIAL	67
10.18	Time of Essence	67

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Exhibit List

Exhibit	Description

Exhibit A	Agreement and Plan of Reorganization and Bank Merger

Exhibit B	Form of Support Agreement

Exhibit C	Form of Non-Employee Director Non-Competition Agreement

Exhibit D	Form of Option Cancellation Agreement

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of the 20th day of July 2017 by and between SELECT BANCORP, INC., a North Carolina corporation (“SLCT”), and its wholly owned subsidiary, SELECT BANK & TRUST COMPANY, a North Carolina banking corporation (“Select Bank”), on the one hand, and PREMARA FINANCIAL, INC., a North Carolina corporation (“PARA”), and its wholly owned subsidiary CAROLINA PREMIER BANK, a North Carolina banking corporation (“Target Bank”), on the other hand (collectively, SLCT, Select Bank, PARA and Target Bank may be referred to herein as the “Parties” and, each individually, as a “Party”).

WITNESSETH:

WHEREAS, the Parties intend to effect a strategic business combination through the merger of PARA with and into SLCT, with SLCT as the surviving corporation in the merger.

WHEREAS, the respective boards of directors of each of SLCT, PARA, Select Bank and Target Bank have (i) determined that this Agreement, including the plans of merger contained herein, and the related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement, the plans of merger, and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved and adopted this Agreement and, in accordance with the provisions of this Agreement, will recommend approval of this Agreement and the plans of merger contained herein, as applicable, to their respective shareholders;

WHEREAS, as a material inducement and as additional consideration to enter into this Agreement, certain shareholders of PARA have simultaneously with the execution and delivery of this Agreement entered into support agreements with SLCT, dated as of the date hereof (each, a “Support Agreement” and collectively, the “Support Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares owned by such person in favor of the approval of this Agreement, including the plan of merger contained herein and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the merger and transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the Parties hereto mutually agree as follows:

Article I. THE MERGER; PLAN OF MERGER

1.1         Merger. Subject to the provisions of this Agreement, as of the Effective Time (as defined in Section 1.11 hereof), PARA shall be merged with and into SLCT pursuant to North Carolina law (the “Merger”). The separate corporate existence of PARA shall cease and the corporate existence of SLCT, as the surviving corporation in the Merger, shall continue under the laws of the State of North Carolina. SLCT, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2         Effect of the Merger. At the Effective Time, by reason of the Merger and in accordance with applicable law, (i) all of the property, assets and rights of every kind and character of PARA, including all real, personal or mixed property, all debts due on whatever account, all choses in action and every other interest of or belonging to or due to PARA, whether tangible or intangible, shall vest in the Surviving Corporation; (ii) the Surviving Corporation shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of PARA, all without any conveyance, assignment or further act or deed; and (iii) the Surviving Corporation shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of PARA as of the Effective Time, except as provided herein.

1.3         Articles of Incorporation, Bylaws and Management. The articles of incorporation and bylaws of SLCT in effect at the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law. At the Effective Time, the officers and directors of SLCT shall continue to hold such offices and positions of the Surviving Corporation, each until removed as provided by law or until the election or appointment of their respective successors.

1.4         Bank Merger.

(a)          Bank Merger Agreement. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Select Bank and Target Bank shall enter into the Agreement and Plan of Reorganization and Bank Merger, in the form attached hereto as Exhibit A, with such changes thereto as SLCT may reasonably request (the “Bank Merger Agreement”), pursuant to which Target Bank will merge with and into Select Bank (the “Bank Merger”), with Select Bank as the surviving bank (the “Surviving Bank”). The Parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time of the Merger.

(b)          Articles of Incorporation, Bylaws and Management. The articles of incorporation and bylaws of Select Bank in effect at the effective time of the Bank Merger shall be the articles of incorporation and bylaws of the Surviving Bank until thereafter amended in accordance with applicable law. At the effective time of the Bank Merger, the officers and directors of Select Bank shall continue to hold such offices and positions of the Surviving Bank, each until removed as provided by law or until the election or appointment of their respective successors.

1.5         Conversion of Shares.

(a)          SLCT Stock. Each share of common stock of SLCT, par value $1.00 per share (“SLCT Common Stock”), issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

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(b)          Select Bank Stock. Each share of common stock of Select Bank, par value $5.00 per share (“Select Bank Common Stock”), issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

(c)          PARA Common Stock. Except as otherwise provided herein, at the Effective Time, all rights of PARA’s shareholders with respect to all then-outstanding shares of the common stock of PARA, $0.01 par value per share (the “PARA Common Stock”), shall cease to exist, and the holders of shares of PARA Common Stock shall cease to be and shall have no further rights as shareholders of PARA (except in each case with respect to Appraisal Shares, as defined in Section 1.8). At the Effective Time, each outstanding share of PARA Common Stock shall be converted, without any action on the part of the holder of such shares, into the right to receive shares of SLCT Common Stock or cash pursuant to Section 1.6(a) (the “Merger Consideration”) in accordance with this Article I, except for Appraisal Shares. Following the Effective Time, certificates representing shares of PARA Common Stock outstanding at the Effective Time shall evidence only the right to receive the Merger Consideration. No share of PARA Common Stock, other than Appraisal Shares, shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.5 after the Effective Time.

(d)          Target Bank Common Stock. At the Effective Time of the Merger, ownership of each share of the common stock of Target Bank, $5.00 par value per share (the “Target Bank Common Stock”), shall, by operation of the Merger, transfer from PARA to SLCT, and Target Bank shall become a wholly owned subsidiary of SLCT.

1.6         Merger Consideration.

(a)          Per Share Consideration. Subject to the provisions of this Article I, at the Effective Time each issued and outstanding share of PARA Common Stock (other than Appraisal Shares) shall cease to represent any interest (equity, shareholder or otherwise) in PARA and shall automatically be converted exclusively into the right to receive either: (i) 1.0463 shares of SLCT Common Stock (the “Exchange Ratio”); or (ii) $12.65 in cash (the “Cash Election Price”). No share of PARA Common Stock shall be deemed to be outstanding or, other than Appraisal Shares, have any rights other than those set forth in this Section 1.6(a) after the Effective Time.

(b)          Election of Form of Consideration. Subject to the limitations described in this Agreement, each PARA shareholder shall have the right to elect the following forms of Merger Consideration into which such shareholder’s shares of PARA Common Stock will be converted. Each shareholder’s election must be made in writing in a form prescribed by SLCT (an “Election of Consideration”). SLCT shall forward the Election of Consideration to all shareholders of PARA at or as soon as reasonably practical following the Closing Date (as defined in Section 1.10 below), but not less than twenty (20) Business Days following the Closing Date. To be valid, an Election of Consideration must be signed by the shareholder and delivered to SLCT within twenty-five (25) Business Days following the mailing date of the Election of Consideration, or such other time and date as SLCT and PARA may mutually agree (the “Election Deadline”). Shares of PARA Common Stock for which shareholders of PARA properly return a valid Election of Consideration requesting that such shares be exchanged for shares of SLCT Common Stock at the Exchange Ratio are referred to herein as “Stock Election Shares”, and shares of PARA Common Stock for which shareholders of PARA properly return a valid signed Election of Consideration requesting that such shares be exchanged for cash at the Cash Election Price are referred to herein as “Cash Election Shares.” Shareholders of PARA who do not return a properly completed Election of Consideration, or whose Elections of Consideration are received after the Election Deadline, will be deemed to have made no election (“Non-Election”). SLCT shall have the discretion, which it may delegate in whole or in part to its Exchange Agent, to determine whether any Election of Consideration has been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in any Election of Consideration. The decision of SLCT (or its Exchange Agent) in such matters shall be conclusive and binding and without any liability whatsoever to SLCT or PARA. Neither SLCT nor its Exchange Agent will be under any obligation to notify any person of any defect in any Election of Consideration submitted to the Exchange Agent.

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(c)          Required Ratio of Consideration; Allocations of Consideration. As used in this Section 1.6, “Cash Amount” shall equal $11,993,212. Within five (5) Business Days after the Election Deadline, SLCT’s Exchange Agent shall calculate the allocation among holders of PARA Common Stock of rights to receive SLCT Common Stock or cash as a result of the Merger in accordance with the Elections of Consideration as follows:

(i)           If the number of Cash Election Shares is greater than the quotient of (x) the Cash Amount divided by (y) the Cash Election Price (the “Cash Conversion Shares”), then:

(1)	all Stock Election Shares will be converted into the right to receive SLCT Common Stock; and

(2)	each Cash Election Share will be converted into the right to receive SLCT Stock and cash in the following manner:

(A)	a proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Cash Amount by (y) the product of the number of Cash Election Shares multiplied by the Cash Election Price;

(B)	the number of Cash Election Shares held by each holder of shares of PARA Common Stock that will be converted into the right to receive cash pursuant to the terms of Section this Section 1.6 shall be determined by multiplying the Cash Proration Factor by the number of Cash Election Shares held by such holder; and

(C)	all Cash Election Shares other than those shares converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive SLCT Common Stock in accordance with the terms of this Section 1.6; or

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(ii)          If the number of Cash Election Shares is less than the number of Cash Conversion Shares, then:

(1)	all Cash Election Shares will be converted into the right to receive cash at the Cash Election Price; and

(2)	each Stock Election Share will be converted into the right to receive SLCT Common Stock and cash in the following manner:

(A)	a proration factor (the “Stock Proration Factor”) shall be determined by dividing the Stock Conversion Shares (as defined below) by the number of Stock Election Shares. “Stock Conversion Shares” shall mean the difference between (x) the total number of shares of PARA Common Stock outstanding immediately prior to the Effective Time minus (y) the Cash Conversion Shares;

(B)	the number of Stock Election Shares held by each holder of shares of PARA Common Stock that will be converted into the right to receive shares of SLCT Common Stock pursuant to the terms of this Section 1.6 shall be determined by multiplying the Stock Proration Factor by the number of Stock Election Shares held by such holder; and

(C)	all Stock Election Shares other than those shares converted into the right to receive SLCT Common Stock in accordance with the preceding subparagraph (B) shall be converted into the right to receive cash in accordance with the terms of this Section 1.6; or

(iii)         If the number of Stock Election Shares is equal to the number of Stock Conversion Shares and the Number of Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs (i) and (ii) above shall not apply, all Cash Election Shares will be converted into the right to receive cash valued at the Cash Election Price, and all Stock Election Shares will be converted into the right to receive SLCT Common Stock in accordance with the Exchange Ratio.

SLCT shall have the discretion, which it may delegate in whole or in part to its Exchange Agent, to allocate the shares of any PARA shareholder determined to have made a Non-Election in such manner as SLCT, in its sole discretion, considers reasonable and appropriate; provided, however, that SLCT or its Exchange Agent shall allocate SLCT Common Stock and/or cash to PARA shareholders determined to have made a Non-Election so as to avoid the utilization of the Cash Proration Factor or the Stock Proration Factor to the extent practicable. The decision of SLCT (or its Exchange Agent) in such matters shall be conclusive and binding and without any liability whatsoever to SLCT or PARA.

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Any questions regarding allocations shall be resolved in such manner as SLCT, in its sole discretion, considers reasonable and appropriate. SLCT’s decision regarding any such allocations shall be final and binding on PARA’s shareholders and all Parties to this Agreement. SLCT shall use its reasonable best efforts to ensure that the Merger Consideration that each PARA shareholder receives per share of PARA Common Stock surrendered in the Merger is materially equivalent.

(d)          Anti-Dilution Provisions. In the event SLCT changes the number of shares of SLCT Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, reclassification, combination, exchange of shares or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or if the effective date thereof (in the case of a stock split, reclassification, combination, exchange of shares or similar transaction for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted to preserve the relative economic benefit to the Parties.

1.7         Exchange of Shares.

(a)          Exchange Procedures. Within ten (10) Business Days after the Effective Time, SLCT shall, or shall cause its duly appointed agent (the “Exchange Agent”), to mail to each holder of record as of the date of the Effective Time (i) a certificate formerly representing any shares of PARA Common Stock (each, a “Certificate”) or (ii) any book-entry shares that immediately prior to the Effective Time represented shares of PARA Common Stock (each, a “Book-Entry Share”), transmittal materials and other appropriate written instructions (collectively, a “Transmittal Letter”) (which shall specify that delivery shall be effected, and risk of loss and title to the shares of PARA Common Stock prior to such Effective Time shall pass, only upon proper delivery of the Certificate(s) or transfer of the Book-Entry Shares to the Exchange Agent, and which shall be in such form and have such other provisions as SLCT may reasonably specify) for use in such exchange. Following the Effective Time and upon: (i) the proper surrender of the Certificate(s) to or (ii) receipt of evidence, if any, of such transfer as the Exchange Agent may reasonably request in the case of Book-Entry Shares to, the Exchange Agent (or SLCT if no Exchange Agent is appointed), in each case together with a properly completed and duly executed Transmittal Letter, the holder of such Certificate(s) or Book-Entry Share shall receive, in exchange for such PARA Common Stock, the Merger Consideration to which such holder is entitled hereunder. Notwithstanding anything else herein contained, neither SLCT nor the Exchange Agent shall be obligated to deliver the Merger Consideration to which any former holder of PARA Common Stock is entitled unless and until such holder has surrendered the Certificate or Certificates representing such holder’s PARA Common Stock. The Certificate or Certificates so surrendered shall be duly endorsed as SLCT and/or the Exchange Agent may require. If there is a transfer of ownership of any shares of PARA Stock not registered in the transfer records of PARA, the Merger Consideration shall be paid to the transferee thereof if the Certificate or Certificates or Book-Entry Shares formerly representing such PARA Common Stock are presented to SLCT or the Exchange Agent, accompanied by all documents required, in the reasonable judgment of SLCT and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Any other provision of this Agreement notwithstanding, neither SLCT nor the Exchange Agent shall be liable to any holder of shares of PARA Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheatment or similar law.

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(b)          Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of PARA Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of SLCT Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SLCT Common Stock multiplied by the SLCT Average Stock Price. For purposes of this paragraph, the SLCT Average Stock Price shall mean the average closing price of a share of SLCT Common Stock on NASDAQ for the ten (10) consecutive trading days ending on the second Business Day prior to the Closing Date. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

(c)          Lost Certificates. Any shareholder of PARA whose Certificate or Certificates representing shares of PARA Common Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive the Merger Consideration to which he, she or it is entitled in accordance and upon compliance with conditions reasonably imposed by the Exchange Agent or SLCT (including a requirement that the shareholder provide a lost instruments indemnity bond and/or affidavit of loss in form, substance and amount reasonably satisfactory to the Exchange Agent and SLCT).

(d)          Rights of Former PARA Shareholders. At the Effective Time, the stock transfer books of PARA shall be closed as to holders of PARA Common Stock immediately prior to the Effective Time and no transfer of PARA Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Article I of this Agreement, each Certificate or Book-Entry Shares theretofore representing shares of PARA Common Stock (other than Appraisal Shares) shall, from and after the Effective Time, represent for all purposes only the right to receive the Merger Consideration. If, after the Effective Time, Certificates representing PARA Common Stock are presented to SLCT or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I. All shares of SLCT Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by SLCT in respect of the SLCT Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the SLCT Common Stock shall be paid to any holder of any unsurrendered share of PARA Common Stock until the Certificate (or affidavit of loss and/or indemnity bond in lieu of the Certificate as provided in Section 1.7(c)) or Book-Entry Share is surrendered for exchange in accordance with this Section 1.7. Subject to the effect of applicable laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of SLCT Common Stock issued in exchange for such shares of PARA Common Stock in accordance with this Section 1.7, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of SLCT Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of SLCT Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

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(e)          Withholding Rights. Each of the Exchange Agent, SLCT, PARA, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article I such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax (as defined in Section 2.10) laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, SLCT, PARA, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the Exchange Agent, SLCT, PARA, or the Surviving Corporation, as the case may be, made such deduction and withholding.

1.8         Appraisal Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of PARA Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Article 13 of Chapter 55 of the North Carolina General Statutes (collectively, the “Appraisal Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Article 13 of Chapter 55 of the North Carolina General Statutes except that all Appraisal Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Article 13 of Chapter 55 of the North Carolina General Statutes shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the appropriate Merger Consideration in the manner provided in this Article I. Any payments made in respect of Appraisal Shares shall be made by the Surviving Corporation. PARA shall give SLCT (i) prompt notice of any written demand for appraisal of any shares of PARA Common Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to Article 13 of Chapter 55 of the North Carolina General Statutes and received by PARA relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Article 13 of Chapter 55 of the North Carolina General Statutes consistent with the obligations of PARA thereunder. PARA shall not, except with the prior written consent of SLCT, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Article 13 of Chapter 55 of the North Carolina General Statutes.

1.9         Treatment of PARA Options and Warrants.

(a)          At the Effective Time, by virtue of the Merger and without any further action by PARA or on the part of the holders of any option to purchase PARA Common Stock (“PARA Options”) granted and outstanding under the Carolina Premier Bank 2011 Long-Term Incentive Plan (the “PARA Stock Plan”), each PARA Option, whether vested or unvested, that remains unexercised immediately before the Effective Time will, as permitted by the PARA Stock Plan and each stock option agreement by which the PARA Options are evidenced, be converted into the right to receive from SLCT a cash payment equal to the Cash Election Price less the exercise price of such PARA Option for each share of PARA Common Stock underlying such PARA Option (the “Option Cash Payment”). Such Option Cash Payment (without interest) shall be made to the holder of such PARA Option within six (6) Business Days following the Effective Time and SLCT’s receipt of an executed Option Cancellation Agreement in the form attached hereto as Exhibit D. Each PARA Option on which the Option Cash Payment would be equal to or less than zero dollars shall be cancelled for no consideration. PARA shall take all necessary steps to effectuate the foregoing provisions of this Section 1.9(a) in advance of the Effective Time, including delivery of any notice to PARA Option holders or effectuating appropriate amendments to the PARA Option Plans if necessary.

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(b)          At the Effective Time, by virtue of the Merger and without any further action by PARA, SLCT or on the part of the holders of any warrant to purchase PARA Common Stock, each warrant to acquire PARA Common Stock (“PARA Warrant”) that has not expired or otherwise terminated in accordance with its terms, and that remains issued and outstanding and unexercised immediately prior to the Effective Time will, as permitted by the warrant agreements by which such PARA Warrants are evidenced, be terminated and cancelled in exchange for a cash payment equal to the Cash Election Price less the exercise price of such PARA Warrant for each share of PARA Common Stock underlying such PARA Warrant (the “Warrant Cash Payment”). Such Warrant Cash Payment (without interest) shall be made to the holder of such PARA Warrant within six (6) Business Days following the Effective Time and SLCT’s receipt of a warrant surrender and cancellation agreement, in form reasonably satisfactory to SLCT. Each PARA Warrant on which the Warrant Cash Payment would be equal to or less than zero dollars shall be cancelled for no consideration. PARA shall take all necessary steps to effectuate the foregoing provisions of this Section 1.9(b) in advance of the Effective Time, including delivery of warrant and cancellation agreements, in form reasonably satisfactory to SLCT, to all holders of PARA Warrants.

1.10       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wyrick Robbins Yates & Ponton LLP in Raleigh, North Carolina, or at such other place as SLCT shall designate, on a date mutually agreeable to PARA and SLCT (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of all required approvals of, or nonobjections to, the Merger and the Bank Merger by the Federal Deposit Insurance Corporation (“FDIC”), the North Carolina Commissioner of Banks (the “Commissioner”), the Board of Governors of the Federal Reserve System (or applicable Federal Reserve Bank acting under delegated authority) (the “Federal Reserve”) and any other governmental and regulatory authorities. At the Closing, the Parties shall take such actions (including the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required herein and as otherwise shall be required by law to consummate the Merger and the Bank Merger and to cause each to become effective.

1.11       Effective Time. Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective on the date and at the time (the “Effective Time”) on which Articles of Merger therefor, executed in accordance with applicable law, shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in such Articles of Merger as the effective time of the Merger); provided, however, that unless otherwise mutually agreed upon by the Parties hereto, the Effective Time shall in no event be more than three (3) Business Days following the Closing Date. For purposes of this Agreement, a “Business Day” shall mean any day, other than a Saturday, a Sunday, or a day on which banks located in North Carolina are authorized or required by law to close.

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1.12       Further Assurances. If at any time after the Effective Time, SLCT considers or is advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation or the Surviving Bank, the title to any property or rights of PARA and/or Target Bank acquired or to be acquired by reason of, or as a result of, the Merger or the Bank Merger, the Surviving Corporation and/or the Surviving Bank, as appropriate, and their respective officers and directors shall be entitled to execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in SLCT or Select Bank, as applicable, and otherwise to carry out the purpose of this Agreement and the Bank Merger Agreement, and the officers and directors of the Surviving Corporation and the Surviving Bank, as applicable, shall be fully authorized and hereby directed in the name of PARA and/or Target Bank or otherwise to take any and all such actions.

1.13       Income Tax Treatment. It is intended by the Parties that the Merger and the Bank Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the regulations promulgated by the United States Department of the Treasury pursuant to the Code (“Treasury Regulations”). All of the Parties hereto agree to (i) cooperate in order to qualify the Merger as a nontaxable reorganization under Section 368(a) of the Code, (ii) not take any action (other than as contemplated by this Agreement) that could reasonably be expected to cause either of the Merger or the Bank Merger to fail to so qualify, and (iii) report the Merger for federal, state and local income tax purposes in a manner consistent with such characterization.

Article II. REPRESENTATIONS AND WARRANTIES
OF PARA AND TARGET BANK

Except as otherwise specifically provided herein or as “Previously Disclosed” to SLCT and Select Bank, PARA and Target Bank hereby jointly and severally make the following representations and warranties to SLCT and Select Bank as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date). For purposes of this Article II, “Previously Disclosed” shall mean, as to PARA and Target Bank, the disclosure of information in a letter delivered by PARA and Target Bank to SLCT and Select Bank specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

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2.1         Corporate Organization, Capacity and Authority.

(a)          Organization.

(i)          PARA is a corporation duly incorporated and validly existing under the laws of the State of North Carolina. PARA is registered as a bank holding company under the Bank Holding Company Act of 1956. PARA has no direct or indirect subsidiaries other than Target Bank, and is not itself engaged in any banking, lending or other business or operations.

(ii)         Target Bank is a banking corporation duly organized and incorporated and validly existing under the laws of the State of North Carolina. The deposit accounts of Target Bank are insured up to applicable limits by the FDIC. Target Bank has no direct or indirect subsidiaries.

(b)          Power and Authority. PARA and Target Bank each has all requisite power and authority to own, lease and operate its respective properties and to carry on its respective business as it is now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, and is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder.

(c)          Constituent Documents. Each of PARA and Target Bank has previously delivered to SLCT and Select Bank true, accurate and complete copies of its currently effective charter and bylaws or equivalent organizational documents, including all amendments thereto.

2.2         Capital Stock.

(a)          The authorized capital stock of PARA consists of 25,000,000 shares of common stock, $0.01 par value per share, of which 3,160,268 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. Other than the PARA Common Stock, PARA has no outstanding equity securities or class of capital stock. PARA has no outstanding debt securities or subordinated debentures. Each outstanding share of PARA Common Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder or other third party.

(b)          The authorized capital stock of Target Bank consists of 10,000,000 shares of common stock, $5.00 par value per share, of which 2,293,481 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of preferred stock, of which there are no shares issued and outstanding. PARA owns all of the issued and outstanding shares of capital stock of Target Bank. Other than the Target Bank Common Stock, Target Bank has no outstanding equity securities or class of capital stock. Target Bank has no outstanding debt securities or subordinated debentures. Each outstanding share of Target Bank Common Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder or other third party.

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2.3         Principal Shareholders. PARA has, to the best of its ability and Knowledge, Previously Disclosed to SLCT, five (5) Business Days prior to execution and delivery of this Agreement, the then known name of, and number of shares of PARA Common Stock owned of record by, each of the shareholders of PARA Common Stock, including the name of, and number of shares of PARA Common Stock owned of record and beneficially by, each of the directors and officers of PARA and of Target Bank. Except as Previously Disclosed, there are no persons that beneficially own or control the power to vote, directly or indirectly, more than five percent (5%) of the outstanding shares of PARA Common Stock. Target Bank is the wholly owned subsidiary of PARA and no other person owns, directly or indirectly, any equity interest in Target Bank.

2.4         Convertible Securities and Options. Except as Previously Disclosed, neither PARA nor Target Bank has any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of PARA Common Stock, Target Bank Common Stock, or any other securities of PARA or Target Bank, (ii) convertible securities, options, warrants, rights, calls or other commitments of any nature which entitle, or could entitle, any person to receive or acquire any shares of PARA Common Stock, Target Bank Common Stock, or any other securities of PARA or Target Bank, or (iii) plan, agreement or other arrangement pursuant to which shares of PARA Common Stock, Target Bank Common Stock, or any other securities of PARA or Target Bank or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

2.5         Authorization and Validity of Agreement and Bank Merger Agreement. This Agreement has been duly and validly approved and adopted by PARA’s board of directors, and the Bank Merger Agreement has been duly and validly approved and adopted by Target Bank’s board of directors. Subject only to approval of this Agreement by the shareholders of PARA, (i) PARA and Target Bank each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize each of PARA and Target Bank to enter into this Agreement and to perform its obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of PARA and Target Bank enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions, and (D) the orderly liquidation provisions of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

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2.6         Validity of Transactions; Absence of Required Consents or Waivers. Except as Previously Disclosed and provided the required approvals of PARA’s shareholders and of applicable governmental and regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by PARA or Target Bank with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the charter or bylaws or the equivalent organizational documents of PARA or Target Bank; (ii) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, any material contract, agreement, lease, mortgage, note, bond, indenture, license or obligation to which PARA or Target Bank is a party or bound or by which it or its business, capital stock or any of its properties or assets may be affected; (iii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of PARA or Target Bank; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of PARA or Target Bank; or (v) interfere with or otherwise adversely affect the ability of PARA or Target Bank to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of the Surviving Corporation or the Surviving Bank, respectively, to carry on such business after the Effective Time. No consents, approvals or waivers are required to be obtained from any person or entity in connection with PARA’s or Target Bank’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of PARA’s shareholders as described in Section 7.1(a) below and of governmental and regulatory authorities as described in Section 7.1(b) below and approvals previously obtained.

2.7         Books and Records. The books of account of PARA and of Target Bank have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects PARA’s and Target Bank’s items of income and expense and all of their respective assets, liabilities and shareholders’ equity. The minute books of PARA and of Target Bank accurately reflect in all material respects the corporate actions which their respective shareholders and boards of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been made available to SLCT, Select Bank and their representatives.

2.8         Regulatory Reports.

(a)          Since its date of incorporation, Target Bank has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the Commissioner, and (iii) any other governmental and regulatory authorities having jurisdiction over Target Bank. All such reports, registrations, statements and amendments filed by Target Bank with the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the “Target Bank Reports.” As of their respective dates, the Target Bank Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and Target Bank has not been notified that any such Target Bank Reports were deficient as to form or content. Following the date of this Agreement, Target Bank shall deliver to Select Bank, simultaneously with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by Target Bank, with the FDIC, the Commissioner or any other such regulatory authority.

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(b)          Since its date of incorporation, PARA has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the Federal Reserve and any other governmental or regulatory authorities having jurisdiction over PARA. All such reports, registrations, statements and amendments filed by PARA with such regulatory authorities are collectively referred to herein as the “PARA Reports.” As of their respective dates, the PARA Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and, except as Previously Disclosed, PARA has not been notified that any such PARA Reports were deficient as to form or content. Following the date of this Agreement, PARA shall deliver to SLCT, simultaneously with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by PARA with any such regulatory authority.

2.9         Financial Statements. Each of PARA and Target Bank has made available to SLCT and Select Bank or their representatives the following financial statements (collectively, the “PARA Financial Statements”): its balance sheets and its statements of operations, changes in shareholders’ equity, and cash flows as of and for the three-month period ended March 31, 2017 and for the years ended December 31, 2016 and 2015, together with notes thereto. Following the date of this Agreement, PARA and Target Bank promptly will deliver to SLCT and Select Bank all other annual or interim financial statements prepared by or for PARA and Target Bank. The PARA Financial Statements (including any related notes and schedules thereto) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles, whichever is applicable, and have been, are being and will be maintained in all material respects in accordance with PARA’s and Target Bank’s books and records, respectively, and present fairly PARA’s and Target Bank’s financial condition, assets and liabilities and results of operations and cash flows as of the dates indicated and for the periods specified therein, subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

2.10       Tax Returns and Other Tax Matters.

(a)          For purposes of this Agreement, (i) ”Tax” or “Taxes” shall mean any or all federal, state, local, foreign, provincial, territorial or other taxes, imports, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, profits taxes, franchise taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers’ compensation, unemployment, payroll and franchises imposed by or under any law (meaning all laws, statutes, ordinances and regulations of any governmental authority including all decisions of any court having the effect of law), liability or obligations under escheat, abandoned or unclaimed property or similar laws, and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts; (ii) “Tax Return” shall mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) filed or required to be filed with or by any Taxing Authority (as defined below) with respect to any Tax, or where none is required to be filed with or by a Taxing Authority, the statement or other document issued by the applicable Taxing Authority in connection with any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) “Taxing Authority” shall mean any domestic, foreign, federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising regulatory authority with respect to or over any Tax.

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(b)          Except as Previously Disclosed, (i) each of PARA and Target Bank has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local Tax Returns that are required by law to have been filed, and all such Tax Returns were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all Taxes that have become due from or been assessed or levied against PARA and Target Bank, or their respective properties, have been fully paid or, if not yet due, a reserve or accrual that is adequate in all material respects for the payment of all such Taxes to be paid and the obligation for such unpaid Taxes is reflected on the PARA Financial Statements; (iii) none of the income Tax Returns of PARA or Target Bank has been subject to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue (the “NCDOR”) since its incorporation, no other types of Tax Returns of PARA or Target Bank have been the subject of any audit by the IRS or NCDOR within the last five (5) years, and neither PARA nor Target Bank (A) has received any indication of the pendency of any audit or examination in connection with any Tax Returns with respect to which any applicable statute of limitation has not expired or (B) has any Knowledge that, with the passage of time, any such Tax Return could be subject to adjustment; and (iv) neither PARA nor Target Bank has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any Tax. No claim has ever been made by a Taxing Authority in a jurisdiction where PARA or Target Bank does not file Tax Returns that PARA or Target Bank is or may be subject to taxation by that jurisdiction. No Taxing Authority in any jurisdiction where PARA or Target Bank has filed Tax Returns has ever made a written claim that PARA or Target Bank is or may be subject to taxation or required to file Tax Returns for any type of Tax for which PARA or Target Bank has not filed all applicable Tax Returns in such jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of PARA or Target Bank.

(c)          Each of PARA and Target Bank has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)          Neither PARA nor Target Bank is a party to or is bound by any Tax-sharing, Tax-allocation or Tax-indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between PARA and Target Bank). Within the past five (5) years, neither PARA nor any subsidiary thereof has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither PARA nor any subsidiary thereof has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations. PARA and Target Bank have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

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(e)          Neither PARA nor Target Bank is or will be required to include in income for any taxable period ending after the Effective Time any adjustment pursuant to Section 481(a) of the Code arising for a taxable period before the Effective Time, no such adjustment has been proposed by the IRS or similar type of adjustment proposed by the NCDOR, and no pending request for permission to change any accounting method has been submitted by PARA or Target Bank. Neither PARA nor Target Bank will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or before the day of the Effective Time; (ii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the day of the Effective Time; (iv) use of an improper method of accounting for any Tax period beginning on or before the day of the Effective Time; or (v) prepaid amount received on or prior to the day of the Effective Time. Neither PARA nor Target Bank has made an election under Section 108(i) of the Code with respect to income from the discharge of indebtedness.

(f)          Neither PARA nor Target Bank has made any payments or has been or is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount for which all or any part of a deduction would be disallowed by reason of Sections 162(m), 404, or 280G of the Code or that would be subject to withholding under Sections 409A, 457A or 4999 of the Code (whether directly under such Section or pursuant to Code Section 3401).

(g)          Each of PARA and Target Bank has not been, and as of the day of the Effective Time will not have been, a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(h)          Neither PARA nor Target Bank has ever owned, and on the day of the Effective Time will not own, any equity interest or other interest (i) in any entity, plan or arrangement that is treated for federal or any applicable state or local income Tax purposes as a partnership; (ii) in any “controlled foreign corporation” within the meaning of Section 957 of the Code; (iii) in any “passive foreign investment corporation” within the meaning of Section 1297 of the Code; or (iv) with respect to which a (direct or indirect) holder of an equity interest in the entity is (or could be) subject to Tax under the Code (or other applicable laws relating to Taxes) by reference to earnings, income, assets or activities of the entity, except for and to the extent of Target Bank’s inclusion in a consolidated federal income Tax Return with PARA.

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2.11       Absence of Material Adverse Effects or Certain Other Events. Except as Previously Disclosed:

(a)          Each of PARA and Target Bank has conducted its business only in the ordinary course, and, since December 31, 2016, there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, might or could cause, create or result in a Material Adverse Effect, on PARA or Target Bank.

(b)           Since December 31, 2016, neither PARA nor Target Bank has incurred any material liability or engaged in any material transaction or entered into any material agreement, suffered any loss, destruction or damage to any of its respective properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease, outside the ordinary course of its business.

(c)          Each of PARA and Target Bank has Previously Disclosed to SLCT and Select Bank any and all “Raises” approved or effected since December 31, 2016. “Raises” shall be defined to include any bonus and any increase in the salary, compensation or general benefits, payable to any director, officer or employee of PARA or of Target Bank.

2.12       Absence of Undisclosed Liabilities. Neither PARA nor Target Bank has any liabilities or obligations, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including Tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (a) those reflected in the PARA Financial Statements, or (b) obligations or liabilities incurred in the ordinary course of its business since December 31, 2016 and that are not, individually or in the aggregate, material to PARA or Target Bank. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other material liabilities of PARA or Target Bank.

2.13       Litigation and Compliance with Law. Except as Previously Disclosed:

(a)          There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the Knowledge of PARA or Target Bank, any facts or circumstances which reasonably could result in such), including any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the Knowledge of PARA or Target Bank, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting PARA or Target Bank, or any of its properties, assets, employees or directors, which, if determined adversely, could result in liability on the part of PARA or Target Bank for, or subject PARA or Target Bank to, monetary damages, fines or penalties or an injunction, or which, to the Knowledge of PARA or Target Bank, could subject any of PARA’s directors or officers or any of Target Bank’s directors, officers or employees to monetary damages, fines or penalties, or criminal liability. Without limiting the foregoing, to the Knowledge of PARA and Target Bank, no director, officer or employee of PARA or Target Bank has made any payment, directly or indirectly, to any person in violation of applicable procurement laws, including (but not limited to) laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

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(b)          PARA and Target Bank each has all licenses, permits, orders, authorizations and approvals (“Permits”) of applicable federal, state, local and foreign governmental or regulatory bodies that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. All such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the Knowledge of PARA or Target Bank, threatened or probable of assertion, to suspend, cancel, revoke or limit any Permit.

(c)          Neither PARA nor Target Bank (i) is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including the Commissioner, the FDIC or the Federal Reserve) or (ii) has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory or other governmental authority (including the Commissioner, the FDIC or the Federal Reserve) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise. There are no judgments, orders, stipulations, injunctions, decrees or awards against PARA or Target Bank that in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of PARA or Target Bank; and neither PARA nor Target Bank has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award or the adoption of any such policies, procedures or board resolutions.

(d)          Neither PARA nor Target Bank is in violation or default under, and each of PARA and Target Bank has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions and decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including all provisions of North Carolina law relating to usury, consumer protection and all other laws and regulations applicable to extensions of credit), and, to the Knowledge of PARA and Target Bank, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

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2.14       Real Properties. PARA does not own or lease any real property and has not previously owned or leased any real property. Target Bank has Previously Disclosed to Select Bank a list of all real property owned by Target Bank (the “Owned Real Property”) or leased by Target Bank (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”) and all leases and ancillary documents pertaining to the Leased Real Property (the “Real Property Leases” and each a “Real Property Lease”), as well as a list of all real property previously owned or leased by Target Bank (the “Previous Real Property”). With respect to all Real Property, Target Bank has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current Taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially and adversely affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (x) such lease is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), (y) there currently exists no circumstance or condition which constitutes an event of default by Target Bank (as lessor or lessee) or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (z) subject to any required consent of Target Bank’s lessor, each such Real Property Lease may be assigned to Select Bank at Closing without penalty or premium, and the execution and delivery of this Agreement does not constitute an event of default thereunder. The Owned Real Property and, to the Knowledge of Target Bank, the Leased Real Property, comply with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use. All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially adversely affects the economic value thereof or materially adversely interferes (or will interfere after the Merger) with the contemplated use thereof.

2.15       Loans, Accounts, Notes and Other Receivables.

(a)          All loans, accounts, notes and other receivables reflected as assets on the books and records of Target Bank (i) have resulted from bona fide business transactions in the ordinary course of operations of Target Bank, (ii) were made, in all material respects, in accordance with the standard loan policies and procedures of Target Bank, and (iii) are owned by Target Bank free and clear in all material respects of any liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b)          All of the records of Target Bank regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any real or personal property or property rights (“Loan Collateral”), such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan. Target Bank has not engaged in any form of indirect lending and no such indirect loans are outstanding.

(c)          To the Knowledge of Target Bank, each loan reflected as an asset on the books of Target Bank and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

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(d)          Target Bank has Previously Disclosed to Select Bank (i) a written listing of each loan, extension of credit or other asset of Target Bank which, as of March 31, 2017, was classified (on the books and records of Target Bank or otherwise) as “Loss”, “Doubtful”, “Substandard” or “Special Mention” (or otherwise by words of similar import), or which it has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectability or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit that, as of March 31, 2017, was past due as to the payment of principal or interest or both, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete in all material respects as of the date indicated.

(e)          As of March 31, 2017, December 31, 2016 and December 31, 2015, Target Bank’s reserve for possible loan losses (the “Target Bank Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the Commissioner and, in the best judgment of management of Target Bank, is appropriate in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio.

(f)          To the Knowledge of Target Bank, each of the loans carried on Target Bank’s books and records (with the exception of those loans Previously Disclosed to Select Bank pursuant to subparagraph (d) of this Section 2.15) is collectible in the ordinary course of Target Bank’s business in an amount which is not less than the amount at which it is carried on Target Bank’s books and records.

2.16       Securities Portfolio and Investments. PARA owns no securities except for the common stock of Target Bank. Except as Previously Disclosed, all securities owned by Target Bank (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Target Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which PARA or Target Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” to which Target Bank has “purchased” securities under agreement to resell, Target Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2016, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Target Bank’s securities portfolio as a whole.

2.17       Personal Property and Other Assets. PARA does not own or lease any tangible personal property. Target Bank has Previously Disclosed to Select Bank a list of all tangible personal property (including all banking equipment, data processing equipment, vehicles, and all other tangible personal property located in any office of or used by Target Bank and material to the operation of its business) owned by Target Bank (the “Owned Tangible Property”) or leased by Target Bank (the “Leased Tangible Property” and together with the Owned Tangible Property, the “Tangible Personal Property”) and all leases and ancillary documents pertaining to the Leased Tangible Property (the “Tangible Property Leases”). With respect to all Tangible Personal Property, Target Bank has good and marketable title to, or a valid and subsisting lease of, such Tangible Personal Property. Except as Previously Disclosed, all Owned Tangible Property of Target Bank is free and clear of all liens, encumbrances, leases, title defects or exceptions to title. With respect to each Tangible Property Lease (x) such lease is valid and enforceable in accordance with its terms, (y) there currently exists no circumstance or condition which constitutes an event of default by Target Bank (as lessee) or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (z) subject to any required consent of Target Bank’s lessor, each such Tangible Property Lease may be assigned to Select Bank without penalty or premium, and the execution and delivery of this Agreement does not constitute an event of default thereunder. All Tangible Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

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2.18       Patents and Trademarks.

(a)          PARA and Target Bank each owns, possesses or has the right to use all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted (collectively, “Intellectual Property”), all of which rights shall survive unchanged immediately following the consummation of the transactions contemplated by this Agreement.

(b)          PARA and Target Bank have Previously Disclosed to SLCT and Select Bank a list of all Intellectual Property owned (the “Owned Intellectual Property”) or licensed (the “Licensed Intellectual Property”) thereby, and all licenses and ancillary documents pertaining to the Licensed Intellectual Property (the “IP Licenses”). All Owned Intellectual Property of PARA and of Target Bank is owned thereby free and clear of all liens, encumbrances, licenses, title defects or exceptions to title. PARA and Target Bank each has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, its Owned Intellectual Property. PARA and Target Bank each has valid licenses to use the Licensed Intellectual Property in connection with the operation of its business as now conducted.

(c)          Each item of the Owned Intellectual Property is currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof. There is no action pending, asserted or, to the Knowledge of PARA and Target Bank, threatened contesting or challenging the ownership of, or any PARA and Target Bank’s right to use, any Intellectual Property. Neither the operation by PARA and Target Bank of its business as now conducted nor the use of the Intellectual Property by PARA or Target Bank infringes or misappropriates, in any material respect, the intellectual property rights of any third person. To the Knowledge of PARA and Target Bank, no third party is engaging, or has engaged, in any activity that infringes or misappropriates, in any material respect, any Intellectual Property. With respect to each IP License (x) such license is valid and enforceable in accordance with its terms, (y) there currently exists no circumstance or condition which constitutes an event of default by PARA or Target Bank (as licensee) or which, with the passage of time or the giving of required notices will or could constitute such an event of default, (z) subject to any required consent of PARA’s and Target Bank’s licensors, all of the Intellectual Property and the IP Licenses may be assigned to SLCT and Select Bank at Closing without penalty or premium, and (zz) the execution and delivery of this Agreement does not constitute an event of default under any IP License.

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(d)          PARA and Target Bank each owns, possesses or has the right to use any and all software, applications and code currently installed or otherwise in use on any computer hardware of PARA and Target Bank, respectively, or otherwise used by PARA or Target Bank in the conduct of its business. To the Knowledge of PARA and Target Bank, the computer hardware and software used by PARA and Target Bank in the conduct of its business (“IT Assets”) are adequate for, and operate and perform as required in connection with, the operation of the business. To the knowledge of PARA and Target Bank, no third party has gained unauthorized access to any IT Assets. Consummation of the transactions contemplated by this Agreement will not result in SLCT or Select Bank or any of their affiliates being (x) bound by, or subject to, any non-compete obligation, covenant not to sue, or other restriction on the operation or scope of their business, or (y) obligated to pay any royalties, honoraria, fees or other payments to any third party in excess of those payable by PARA and Target Bank prior to the Closing or payable pursuant to any assumed contract.

(e)          PARA and Target Bank have not utilized any intellectual property owned by any of their employees (or people it currently intends to hire, if any) made prior to their employment by PARA and Target Bank except as has been validly assigned to PARA and Target Bank.

2.19       Environmental Matters.

(a)          Target Bank has Previously Disclosed or otherwise made available to Select Bank copies of all material written reports, correspondence, notices or other materials, if any, in its possession pertaining to: (i) environmental surveys or assessments of the Real Property or the Previous Real Property, or any of its Loan Collateral and any improvements thereon; or (ii) any violation of “Environmental Laws” (as defined in Section 2.19(f) below) on, affecting or otherwise involving the Real Property or the Previous Real Property, or any Loan Collateral.

(b)          Except as Previously Disclosed, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any “Hazardous Substances” (as defined in Section 2.19(g) below) by any person prior to the date hereof on, from or relating to the Owned Real Property or, to the Knowledge of PARA or Target Bank or the Leased Real Property or any Loan Collateral, which constitutes a violation of any Environmental Laws.

(c)          Neither PARA nor Target Bank has violated any Environmental Law, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions, and, to the Knowledge of PARA and Target Bank, there has been no violation of any Environmental Laws (as defined below) (including, to the Knowledge of Target Bank, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation PARA or Target Bank is or may be responsible or liable.

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(d)           Neither PARA nor Target Bank is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or the Previous Real Property or, to the Knowledge of Target Bank, any Loan Collateral by any person, and to the Knowledge of Target Bank, no such claims, demands, causes of action, suits or proceedings are threatened or probable of assertion.

(e)          No facts, events or conditions relating to the Real Property or the Previous Real Property or, to the Knowledge of Target Bank, any Loan Collateral, or the operations of PARA or Target Bank, will prevent, hinder or limit continued compliance with Environmental Laws in any material respect, or will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

(f)           For purposes of this Agreement, “Environmental Laws” shall include:

(i)          all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

(ii)         all contractual agreements, and

(iii)        all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any “Superfund” or “Superlien” law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now, or at any time prior to the Effective Time, be defined or in effect.

(g)          For purposes of this Agreement, “Hazardous Substances” shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, additives, or constituents (including, but not limited to, crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, MTBE and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls (“PCBs”) or any material containing PCBs; radioactive materials; biological micro-organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as “sick building syndrome,” “building-related illness” or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time prior to the Effective Time may be defined or in effect.

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2.20       Brokerage or Finders’ Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by PARA and Target Bank or their representative, Boenning & Scattergood, directly with SLCT and Select Bank or their representatives, and no person other than Boenning & Scattergood, has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, PARA or Target Bank or their respective boards of directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

2.21       Material Contracts.

(a)          Except as Previously Disclosed, neither PARA nor Target Bank is a party to or bound by any agreement (other than, with respect to Target Bank, loans, letters of credit, lines of credit, loan commitments and the like, extended or made in the ordinary course of its business) (i) involving money or other property in an amount or with a value in excess of $50,000, (ii) which calls for the provision of goods or services to Target Bank and cannot be terminated without material penalty upon written notice to the other party thereto, (iii) which is material to PARA and/or Target Bank and was not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (v)  extending any loan or credit, (vi) which involves the purchase or sale of any material assets, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities, of PARA or Target Bank, (vii) which involves the purchase or sale of any material assets of any third person, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of any third person,or (viii) with any director, officer or principal shareholder of PARA or Target Bank (including any consulting agreement, but not including any employee agreement Previously Disclosed with respect to Section 2.22, or any agreement relating to loans or other banking services which were made in the ordinary course of its business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

(b)          Neither PARA nor Target Bank is in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits.

2.22       Employment Matters; Employee Relations. PARA has no employees other than its executive officers Previously Disclosed to SLCT. Except as Previously Disclosed:

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(a)          Each of PARA and Target Bank (i) has paid in full to or accrued on behalf of all its respective directors, officers, employees and contractors all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered or performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported from the wages, salaries and other payments to employees; (iii) are in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions of employment, non-discrimination, non-harassment, family and medical leave and wages and hours and other compensation matters; (iv) are in material compliance with all laws regarding the classification of employees as exempt or nonexempt and as employees or independent contractors; and (v) no person or governmental authority has asserted that PARA or Target Bank is liable in any amount for any arrearages in wages, benefits or employment Taxes or for any penalties for failure to comply with any of the foregoing, no such claim or charge is pending and to the Knowledge of PARA and Target Bank, no such assertion, claim or charge is threatened or probable.

(b)          There is no action, suit or proceeding by any person pending or, to the Knowledge of PARA or Target Bank, threatened against PARA or Target Bank (or its employees), involving employment discrimination, harassment, wrongful discharge or similar claims. Except as Previously Disclosed, all employees of PARA and Target Bank are employed “at will,” and may be terminated at any time for any reason without further obligation by PARA or Target Bank. Neither PARA nor Target Bank has incurred any obligation or liability under the Worker Adjustment and Retraining Notification (“WARN”) Act or any similar state or local law.

(c)          Target Bank is not a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or, to the Knowledge of Target Bank, threatened labor dispute, work stoppage, lock-out or strike involving Target Bank, or any of its employees, or any pending or, to the Knowledge of Target Bank, threatened proceeding in which it is asserted that Target Bank has committed an unfair labor practice. Target Bank is not aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

(d)          No director, officer, employee or other service provider is or will be entitled to a gross-up, make-whole or other payment as a result of the imposition of Taxes under Sections 280G, 409A, 457A or 4999 of the Code pursuant to any agreement or arrangement with PARA or Target Bank.

2.23       Compensation. Each of PARA and Target Bank has Previously Disclosed the name and current salary or wage rate for each present director, officer and employee thereof.

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2.24       Employment Agreements; Employee Benefit Plans.

(a)          PARA and Target Bank have each Previously Disclosed to SLCT and Select Bank a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, and stock option plans and agreements; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by PARA or Target Bank for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “PARA Plans”). True and complete copies of all PARA Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to SLCT and Select Bank. Except as Previously Disclosed to SLCT and Select Bank, neither PARA nor Target Bank maintains, sponsors, contributes to or otherwise participates in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multiemployer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each PARA Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received or applied for a favorable determination letter from the IRS (or relies on an opinion or notification letter issued by the Internal Revenue Service with respect to a prototype plan adopted by Target Bank), and neither PARA nor Target Bank is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable letter. All reports and returns with respect to the PARA Plans (and any PARA Plans previously maintained by PARA or Target Bank) required to be filed with any governmental department, agency, service or other authority, including Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

(b)          All “Employee Benefit Plans” maintained by or otherwise covering current and former officers and/or employees of PARA or Target Bank currently are, and at all times have been, in compliance with all provisions and requirements of ERISA. There is no pending or, to the Knowledge of PARA and Target Bank, threatened litigation relating to any PARA Plan or any such PARA Plan previously maintained by PARA or Target Bank. Neither PARA nor Target Bank has engaged in a transaction with respect to any PARA Plan that has subjected it, or absent the exemption under which the transaction was effected, would subject it to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)          PARA and Target Bank has each Previously Disclosed to SLCT and Select Bank a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the “PARA Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the PARA Retirement Plans, the most recent IRS determination, opinion, or notification letters regarding the PARA Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the PARA Retirement Plans. There are no issues relating to said qualification or exemption of the PARA Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. There are no disputes or unresolved disagreements with respect to the PARA Retirement Plans or the administration thereof currently existing between PARA or Target Bank, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former officer or employee of PARA or Target Bank, or beneficiary of any such employee or any other person or entity. No “reportable event” within the meaning of Section 4043(c) of ERISA has occurred at any time with respect to the PARA Retirement Plans.

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(d)          No material liability under Title IV of ERISA has been or is expected to be incurred by PARA or Target Bank, or any company that is aggregated with PARA or Target Bank in determining liability under Title IV of ERISA or that is in a controlled group or affiliated service group (as those terms are defined in Sections 414(b), 414(c), or 414(m) of the Code) (together “ERISA Affiliates”) with PARA or Target Bank, with respect to the PARA Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by PARA or Target Bank. Neither PARA nor Target Bank presently contributes to a “Multiemployer Plan” or has ever contributed to such a plan. All contributions required to be made pursuant to the terms of each of the PARA Plans (including without limitation the PARA Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by PARA or Target Bank) have been timely made. Neither the PARA Retirement Plans nor any other “pension plan” maintained by PARA or Target Bank have an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither PARA nor Target Bank has provided, nor is it required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the PARA Retirement Plans and any other “pension plan” maintained by PARA or Target Bank as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

(e)          There are no restrictions on the rights of PARA or Target Bank to amend or terminate any PARA Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided for or contemplated by the transactions described in this Agreement) (i) result in any payment to any person (including any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

2.25       Insurance. PARA has in effect policies of directors’ and officers’ liability, errors and omissions and other liability insurance as have been Previously Disclosed to SLCT (the “PARA Parent Policies”). Target Bank has in effect a “financial institutions bond” and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to Select Bank (the “Target Bank Policies,” and together with the PARA Parent Policies, the “PARA Policies”). The PARA Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of PARA and Target Bank, the insurance coverage provided under the PARA Policies is reasonable and adequate in all respects therefor. Each of the PARA Policies is in full force and effect and is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina. There are no material inaccuracies in any application by PARA or Target Bank for any PARA Policy, and PARA and Target Bank each has taken all requisite actions (including the giving of required notices) under their respective PARA Policies to preserve all rights thereunder with respect to all matters. Neither PARA nor Target Bank is in default under the provisions of, nor has PARA or Target Bank received notice of cancellation or nonrenewal of, or any premium increase on any PARA Policy, nor has PARA or Target Bank failed to pay any of its premiums therefor. There are no pending claims under any PARA Policy, and neither PARA nor Target Bank has any Knowledge of any fact, or of the occurrence of any event, that would be reasonably likely to result in any such claim.

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2.26       Deposit Insurance. Target Bank is an “insured bank” as defined in Section 3 of the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in Target Bank are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from Target Bank to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the Knowledge of Target Bank, are contemplated by the FDIC or otherwise to terminate such insurance.

2.27       Disclosure. No written statement, certificate, schedule, list or other written information furnished by or on behalf of PARA or Target Bank at any time to SLCT or Select Bank in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by PARA or Target Bank to SLCT or Select Bank is a true and complete copy of such document, unmodified except by another document delivered by PARA or Target Bank.

2.28       Securitizations. Neither PARA nor Target Bank is a party to any agreement securitizing any of its assets.

2.29       Privacy of Customer Information.

(a)          For the purposes contemplated by this Agreement, each of PARA and Target Bank has valid rights to use and transfer to SLCT and/or to Select Bank, as applicable, all IIPI relating to customers, former customers, and prospective customers that will be transferred pursuant to this Agreement.

(b)          The collection and use of such IIPI by PARA and Target Bank and the transfer of such IIPI to SLCT and/or to Select Bank, as applicable, complies in all material respects with Target Bank’s Gramm-Leach-Bliley Act privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act.

2.30       Reorganization; Approvals. As of the date of this Agreement, neither PARA nor Target Bank (a) is aware of any fact or circumstance that could reasonably be expected to prevent each of the Merger and the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (b) has taken or agreed to take any action that would prevent, or would be reasonably likely to prevent, either of the Merger and the Bank Merger from qualifying as a reorganization under Section 368(a) of the Code and (c) knows of any reason why all regulatory approvals from any governmental entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

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2.31       Opinion. Before the execution of this Agreement, PARA’s board of directors has received an opinion from Boenning & Scattergood to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the shareholders of PARA. Such opinion has not been amended or rescinded as of the date of this Agreement or as of the Closing.

Article III. REPRESENTATIONS AND WARRANTIES
OF SLCT AND Select Bank

Except as otherwise specifically described herein or as “Previously Disclosed” to PARA and Target Bank, SLCT and Select Bank hereby jointly and severally make the following representations and warranties to PARA and Target Bank as of the date hereof and as of the Closing Date. For purposes of this Article III, “Previously Disclosed” shall mean, as to SLCT and Select Bank, the disclosure of information in a letter delivered by SLCT and Select Bank to PARA and Target Bank specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

3.1         Corporate Organization, Capacity and Authority.

(a)          Organization.

(i)          SLCT is a corporation duly organized and incorporated and validly existing under the laws of the State of North Carolina. SLCT is registered as a bank holding company under the Bank Holding Company Act of 1956. SLCT has no direct or indirect subsidiaries other than Select Bank and New Century Statutory Trust I, an unconsolidated financing subsidiary organized as a Delaware statutory trust.

(ii)         Select Bank is a banking corporation duly organized and incorporated and validly existing under the laws of the State of North Carolina with its deposits insured up to applicable limits by the FDIC. Select Bank has no direct or indirect subsidiaries.

(b)          Power and Authority. SLCT and Select Bank each has all requisite power and authority to own, lease and operate its respective properties and conduct its respective business as now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal, state law or local law or any rule or regulation promulgated thereunder.

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(c)          Constituent Documents. Each of SLCT and Select Bank has previously delivered to PARA and Target Bank true, accurate and complete copies of its currently effective charter and bylaws or equivalent organizational documents, including all amendments and proposed amendments thereto.

3.2         Capital Stock.

(a)          The authorized capital stock of SLCT consists of 25,000,000 shares of common stock, $1.00 par value per share, of which 11,662,471 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, no par value, of which there were no shares issued and outstanding as of the date hereof. Other than the SLCT Common Stock, SLCT has no outstanding equity securities or class of capital stock. Each outstanding share of SLCT Common Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder or other third party.

(b)          The authorized capital stock of Select Bank consists of 10,000,000 shares of common stock, $5.00 par value per share, of which 2,310,788 shares are issued and outstanding as of the date hereof. SLCT owns all of the issued and outstanding shares of Select Bank Common Stock. Other than the Select Bank Common Stock, Select Bank has no outstanding equity securities or class of capital stock. Each outstanding share of Select Bank Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder or other third party.

3.3         Convertible Securities, Options, Etc. Except as Previously Disclosed, neither SLCT nor Select Bank has any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of SLCT Common Stock or Select Bank Common Stock or any other securities of SLCT or Select Bank, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of SLCT Common Stock or Select Bank Common Stock or any other securities of SLCT or Select Bank, or (iii) any plan, agreement or other arrangement pursuant to which shares of SLCT Common Stock, Select Bank Common Stock or any other securities of SLCT or Select Bank or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

3.4         Authorization and Validity of Agreement. This Agreement has been duly and validly approved and adopted by the board of directors of SLCT, and the Bank Merger Agreement has been duly and validly approved and adopted by Select Bank’s board of directors. Subject only to approval of this Agreement by the shareholders of SLCT, (i) SLCT and Select Bank each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize SLCT and Select Bank to enter into this Agreement and to perform its respective obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of SLCT and Select Bank enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions, and (D) the orderly liquidation provisions of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

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3.5         Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of SLCT’s shareholders and of governmental and regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by SLCT or Select Bank with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the articles of incorporation or bylaws or the equivalent organizational documents of SLCT or Select Bank, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation to which SLCT or Select Bank is a party or bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of SLCT or Select Bank; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of SLCT or Select Bank; or (v) interfere with or otherwise adversely affect the ability of SLCT or Select Bank to carry on its business as presently conducted. No consents, approvals or waivers are required to be obtained from any governmental or regulatory authority in connection with SLCT or Select Bank’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of SLCT’s shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities described in Section 7.1(b) below and approvals previously obtained.

3.6         Books and Records. The books of account of SLCT and Select Bank have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects SLCT’s and Select Bank’s items of income and expense and all of their respective assets, liabilities and shareholders’ equity. The minute books of SLCT and of Select Bank accurately reflect in all material respects the corporate actions which its respective shareholders and boards of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to PARA and Target Bank and its representatives.

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3.7         Regulatory Reports.

(a)          Since its date of incorporation, Select Bank has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the Commissioner, and (iii) any other governmental and regulatory authorities having jurisdiction over Select Bank. All such reports, registrations, statements and amendments filed by Select Bank with the FDIC, the Commissioner and other such regulatory authority are collectively referred to herein as the “Select Bank Reports.” As of their respective dates, the Select Bank Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and Select Bank has not been notified that any such Select Bank Reports were deficient as to form or content. Following the date of this Agreement, Select Bank shall deliver to Target Bank upon its request a copy of each report, registration, statement or other regulatory filing made thereafter by Select Bank, with the FDIC, the Commissioner or any other such regulatory authority.

(b)          Since its date of incorporation, SLCT has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the Federal Reserve and any other governmental or regulatory authorities having jurisdiction over SLCT. All such reports, registrations, statements and amendments filed by SLCT with such regulatory authorities are collectively referred to herein as the “SLCT Reports.” As of their respective dates, the SLCT Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and, except as Previously Disclosed, PARA has not been notified that any such SLCT Reports were deficient as to form or content. Following the date of this Agreement, SLCT shall deliver to PARA, simultaneously with the filing thereof, a copy of each report, registration, statement or other regulatory filing made through Closing by SLCT with any such regulatory authority.

3.8         Exchange Act Reports; Financial Statements.

(a)          Exchange Act Reports. SLCT has filed and made available to PARA all forms, reports, and documents required to be filed thereby with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since its date of incorporation (the “Exchange Act Reports”). The Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, the Exchange Act and regulations promulgated thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Exchange Act Reports or necessary in order to make the statements in such Exchange Act Reports, in light of the circumstances under which they were made, not misleading.

(b)          Financial Statements. Each of SLCT and Select Bank has made available to PARA and Target Bank the following financial statements (collectively, the “SLCT Financial Statements”): its balance sheets and its statements of operations, changes in shareholders’ equity, and cash flows as of and for the three-month period ended March 31, 2017 and for the years ended December 31, 2016 and 2015, together with notes thereto. Following the date of this Agreement and prior to the Closing, SLCT and Select Bank promptly will deliver to PARA upon its request all other annual or interim financial statements prepared by or for SLCT and Select Bank. The SLCT Financial Statements (including any related notes and schedules thereto) have been prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, and have been, are being and will be maintained in accordance with SLCT’s and Select Bank’s books and records and present fairly SLCT’s and Select Bank’s financial condition, assets and liabilities and results of operations and cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

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(c)          Independent Registered Public Accountants. SLCT’s independent registered public accountants, which have expressed their opinion with respect to the SLCT Financial Statements (including the related notes), are and have been throughout the periods covered by such SLCT Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to SLCT within the meaning of Regulation S-X, and (iii) with respect to SLCT, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. SLCT’s independent public accountants have audited SLCT’s year-end consolidated financial statements, and have reviewed SLCT’s interim financial statements, that are included in the SLCT Financial Statements.

(d)          Disclosure Controls and Procedures. SLCT maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to SLCT and Select Bank is made known on a timely basis to SLCT’s principal executive officer and SLCT’s principal financial officer.

3.9         Tax Returns and Other Tax Matters.

(a)          Except as Previously Disclosed, (i) each of SLCT and Select Bank has filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local Tax Returns that are required by law to have been filed, and all such Tax Returns were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all Taxes that have become due from or been assessed or levied against SLCT and Select Bank, or their respective properties, have been fully paid or, if not yet due, a reserve or accrual which is adequate in all material respects for the payment of all such Taxes to be paid and the obligation for such unpaid Taxes is reflected on the SLCT Financial Statements; (iii)  the income Tax Returns of neither SLCT nor Select Bank have been subject to audit by the IRS or the NCDOR since its incorporation, no other types of Tax Returns of SLCT or Select Bank have been the subject of any audit by the IRS or NCDOR within the last five (5) years, and neither SLCT nor Select Bank (A) has received any indication of the pendency of any audit or examination in connection with any Tax Returns with respect to any applicable statute of limitation has not expired or (B) has any Knowledge that, with the passage of time, any such Tax Return could be subject to adjustment; and (iv) neither SLCT nor Select Bank has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any Tax. No claim has ever been made by a Taxing Authority in a jurisdiction where SLCT or Select Bank does not file Tax Returns that SLCT or Select Bank is or may be subject to taxation by that jurisdiction. There are no liens for any material Taxes (other than for Taxes not yet due and payable or for Taxes being contested in good faith for which adequate reserves are established in the SLCT Financial Statements) filed of record on any of the assets of SLCT or Select Bank.

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(b)          Each of SLCT and Select Bank has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)          Within the past five (5) years, neither SLCT nor any subsidiary thereof has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither SLCT nor any subsidiary thereof has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations. SLCT and Select Bank have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

3.10       Absence of Material Adverse Effects. Each of SLCT and Select Bank has conducted its business only in the ordinary course, and, since December 31, 2016, there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, might or could cause, create or result in a Material Adverse Effect, on SLCT or Select Bank.

3.11       Absence of Undisclosed Liabilities. Neither SLCT nor Select Bank has any liabilities or obligations, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the SLCT Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2016 and which are not, individually or in the aggregate, material to SLCT or Select Bank, it being understood that this representation and warranty does not extend to the potential presence of any Hazardous Substance on the real property owned or operated by SLCT or Select Bank, which presence is not within the Knowledge of SLCT or Select Bank.

3.12       Litigation and Compliance with Law.

(a)          There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to Knowledge of SLCT or Select Bank, any facts or circumstances which reasonably could result in such), including any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the Knowledge of SLCT or Select Bank, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting SLCT or Select Bank, or any of their respective properties, assets, employees or directors which, if determined adversely, could result in material liability on the part of SLCT or Select Bank for, or subject SLCT or Select Bank to, monetary damages, fines or penalties or an injunction, or which, to the Knowledge of SLCT or Select Bank, could subject any of SLCT’s directors or officers or any of Select Bank’s directors, officers or employees to material monetary damages, fines or penalties or criminal liability. Without limiting the foregoing, to the Knowledge of SLCT and Select Bank, no director, officer or employee of SLCT or Select Bank has made any payment, directly or indirectly, to any person in violation of applicable procurement laws, including (but not limited to) laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

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(b)          SLCT and Select Bank each has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its business or to own, lease and operate its properties. All such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the Knowledge of SLCT or Select Bank, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c)          Neither SLCT nor Select Bank (i) is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including the Commissioner, the FDIC, or the Federal Reserve) and (ii) has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory or other governmental authority (including the Commissioner, the FDIC, or the Federal Reserve) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against SLCT or Select Bank that in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of SLCT or Select Bank; and neither SLCT nor Select Bank has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award or the adoption of any such policies, procedures or board resolutions.

(d)          Neither SLCT nor Select Bank is in violation or default under, and each of SLCT and Select Bank has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions and decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including all provisions of North Carolina law relating to usury, consumer protection and all other laws and regulations applicable to extensions of credit) and, to the Knowledge of SLCT and Select Bank, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

3.13       Brokerage or Finders’ Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by SLCT and Select Bank or their representative, Roger G. Powell, directly with PARA and Target Bank or their representatives, and no person or firm other than BA Securities, LLC and Roger G Powell LLC has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, SLCT or Select Bank or their respective boards of directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

3.14       Disclosure. No written statement, certificate, schedule, list or written information furnished by or on behalf of SLCT or Select Bank at any time to PARA or Target Bank in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by SLCT or Select Bank to PARA or Target Bank is or will be a true and complete copy of such document, unmodified except by another document delivered by SLCT or Select Bank.

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3.15       Material Contracts. Neither SLCT nor Select Bank is in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, which default would have a Material Adverse Effect on SLCT or Select Bank, as applicable.

3.16       Insurance. SLCT has in effect policies of director’s and officer’s liability, errors and omissions and other liability insurance as have been Previously Disclosed to PARA (the “SLCT Parent Policies”). Select Bank has in effect a “financial institutions bond” and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to Target Bank (the “Select Bank Policies,” and together with the SLCT Parent Policies, the “SLCT Policies”). The SLCT Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of SLCT and Select Bank, the insurance coverage provided under the SLCT Policies is reasonable and adequate in all respects therefor. Each of the SLCT Policies is in full force and effect and is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina. Neither SLCT nor Select Bank is in default under the provisions of, nor has SLCT or Select Bank received notice of cancellation or nonrenewal of, or any premium increase on any SLCT Policy, nor has SLCT or Select Bank failed to pay any of its respective premiums therefor. There are no pending claims under any SLCT Policy, and neither SLCT nor Select Bank has any Knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim.

3.17       Deposit Insurance. Select Bank is an “insured bank” as defined in Section 3 of the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in Select Bank are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from Select Bank to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the Knowledge of Select Bank, are contemplated by the FDIC or otherwise to terminate such insurance.

3.18       Reorganization: Approvals. As of the date of this Agreement, neither SLCT nor Select Bank (a) is aware of any fact or circumstance that could reasonably be expected to prevent each of the Merger and the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (b) has taken or agreed to take any action that would prevent, or would be reasonably likely to prevent, either of the Merger or the Bank Merger from qualifying as a reorganization under Section 368(a) of the Code and (c) knows of any reason why all regulatory approvals from any governmental entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

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As of the date of this Agreement it is the present intention, and as of the dates of the Closing and the Effective Time it will be the present intention, of SLCT to continue, either through Select Bank as through another member of SLCT’s “qualified group” (as defined in Treasury Regulations Section 1.368-1(d)(4)), at least one significant historic business line of PARA and Target Bank, or to use at least a significant portion of PARA’s and Target Bank’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). As of the date of the Effective Time, (i) SLCT will own all of the outstanding stock or other equity interests in Select Bank, and (ii) SLCT will be in “control” of Select Bank within the meaning of Code Section 368(c). SLCT has no plan or present intention to sell, transfer or otherwise dispose of any of the stock of Select Bank following the Merger, and SLCT has no present plan or intention to cause Select Bank to issue additional stock following the Merger, that in either case would result in SLCT’s not having “control” of Select Bank within the meaning of Code Section 368(c). As of the date of this Agreement, and as of the date of the Effective Time, neither SLCT, nor Select Bank, nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to SLCT or Select Bank has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the SLCT shares issued to the PARA shareholders in connection with the Merger in exchange for any consideration other than SLCT capital stock.

Article IV. COVENANTS OF PARA AND TARGET BANK

4.1         Affirmative Covenants of PARA and Target Bank.

(a)          Conduct of Business Prior to Effective Time. Following the date of this Agreement, except as otherwise agreed by SLCT or Select Bank in writing, PARA and Target Bank will each carry on its business in the regular and usual course in substantially the same manner as such business heretofore has been conducted, and will:

(i)          make all reasonable efforts to preserve intact its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

(ii)         maintain all of its properties and equipment used in and material to its business in customary repair, order and condition, ordinary wear and tear excepted;

(iii)        maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis except to the extent otherwise reasonably required by applicable laws or regulations;

(iv)        within fifteen (15) days following each month-end and upon request, provide SLCT and Select Bank with copies of (a) its interim financial statements for the most recently completed month of operations; (b) month-end reconciliations for all correspondent bank accounts; and (c) month-end reconciliations for all suspense or clearing accounts;

(v)         comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

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(vi)        not change its existing loan underwriting guidelines, policies or procedures except as may be required by law or applicable regulation;

(vii)       continue to maintain in force insurance such as is described in Section 2.25 above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

(viii)      promptly provide to SLCT and Select Bank such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as SLCT or Select Bank reasonably shall request.

(b)          Loans. Target Bank will provide Select Bank with two (2) Business Days’ prior notice of each new extension of credit (including the issuance of unfunded commitments, but excluding such new extensions of credit as have been Previously Disclosed, except to the extent amended or modified) that it proposes to make within the following categories: (i) loan participations, (ii) loans for acquisition and development purposes, and (iii) non-residential construction loans exceeding $250,000 in principal amount. Additionally, Target Bank will make available and provide to Select Bank the following information with respect to its loans and other extensions of credit (such assets herein referred to as “Loans”) as of June 30, 2017, and as of the end of each month thereafter until the Effective Time, such information for each month, or in the case of (ii) below, quarterly, to be in form and substance as is usual and customary in the conduct of its business and to be furnished within ten (10) days after the end of each month, except as otherwise provided:

(i)          a list of Loans past due for thirty (30) days or more as to principal or interest;

(ii)         an analysis of the Target Bank Loan Loss Reserve and management’s assessment of the adequacy of the Target Bank Loan Loss Reserve, which analysis and assessment shall include a list of all classified or “watch list” Loans, along with the outstanding balance and amount specifically allocated to the Target Bank Loan Loss Reserve for each such classified or “watch list” Loan;

(iii)        a list of Loans in nonaccrual status and a list of Loans moved back to accrual status since the previous monthly report provided hereunder;

(iv)        a list of all Loans over $75,000 without principal reduction for a period of longer than one (1) year;

(v)         a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(vi)        a list of reworked or restructured Loans over $75,000 and still outstanding, including original terms, restructured terms and status (provided however, that for purposes of this Section 4.1(b)(vi), the renewal of a loan under the same or substantially similar terms and conditions shall not constitute a “reworked or restructured” Loan);

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(vii)       a list of any actual or threatened litigation by or against Target Bank pertaining to any Loans or credits, together with the pleadings and other filed documents related thereto; and

(viii)      a list of new and renewed Loans made during the previous month.

(c)          Accruals for Target Bank Loan Loss Reserve, Expenses and Other Accounting Matters. Target Bank will make such appropriate accounting entries in its books and records and take such other actions as Select Bank, in consultation with Target Bank’s independent certified public accounting firm, deems to be required by GAAP, or which Select Bank otherwise reasonably deems to be necessary, appropriate or desirable in anticipation of the Merger and which are not in violation of GAAP or applicable law, including without limitation additional provisions to the Target Bank Loan Loss Reserve or accruals or the creation of reserves for employee benefit and expenses related to the Merger; provided, however, that except as otherwise agreed to by Target Bank and Select Bank, Target Bank shall not be required to make any such accounting entries until immediately prior to the Closing.

(d)          Loan Charge-Offs. Target Bank will make such appropriate accounting entries in its books and records and take such other actions that are not in violation of GAAP or applicable law as Select Bank, in consultation with Target Bank’s independent certified public accounting firm, reasonably deems to be necessary, appropriate or desirable to charge-off any Loans on Target Bank’s books, or any portions thereof, that Select Bank, in its sole discretion, considers to be losses or that Select Bank otherwise believes, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged off by Select Bank after the effective time of the Bank Merger in accordance with its loan administration and charge-off policies and procedures; provided, however, that except as otherwise agreed to by Target Bank and Select Bank, Target Bank shall not be required to make any such accounting entries or take any such actions until immediately prior to the Closing.

(e)          Notice of Certain Changes or Events. Following the execution of this Agreement and up to the effective time of the Bank Merger, PARA and Target Bank each shall promptly notify SLCT and Select Bank in writing of, and provide such information as SLCT or Select Bank shall request regarding, (i) any Material Adverse Effect on its financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, might or could cause, create or result in any such Material Adverse Effect, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of PARA or Target Bank herein to be or become inaccurate, misleading or incomplete, or that has resulted or may or could cause, create or result in the breach or violation of any of PARA’s or Target Bank’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.3 below.

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(f)          Consents to Assignment of Contracts and Leases.

(i)          PARA will use commercially reasonable efforts to obtain all required consents to the assignment to SLCT of PARA’s rights and obligations under any contracts, including Tangible Property Leases and IP Licenses, each of which consents shall be in such form as shall be specified by SLCT.

(ii)         Target Bank will use commercially reasonable efforts to obtain all required consents to the assignment to Select Bank of Target Bank’s rights and obligations under any contracts, including Tangible Property Leases, Real Property Leases and IP Licenses, each of which consents shall be in such form as shall be specified by Select Bank.

(g)          Qualified Plans. Target Bank shall take all appropriate action as shall be necessary to maintain the Carolina Premier Bank 401(k) Plan (the “PARA 401(k) Plan”) as a qualified plan for purposes of ERISA until the Effective Time. Target Bank acknowledges that Select Bank, in its sole discretion and as it deems reasonable and appropriate, intends that the PARA Bank 40l(k) Plan will either be (i) merged into the Select Bank & Trust Company 401(k) Plan (the “Select Bank 401(k) Plan”) as soon as practicable after the effective time of the Bank Merger or (ii) terminated effective immediately prior to the Effective Time, in each case in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals and with all New Employees (as defined in Section 5.2(a) below) enrolled in the Select Bank 401(k) Plan as provided in Section 5.2(a). Target Bank shall take all such actions with respect to such plans as shall be necessary to accomplish such intent and, until the effective time of the Bank Merger, will not take any other extraordinary actions with respect to such plans without the written consent of Select Bank.

(h)          Further Action; Instruments of Transfer. PARA and Target Bank shall each (i) use commercially reasonable efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to SLCT and Select Bank all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested by SLCT or Select Bank in consummating such transactions and (iii) cooperate with SLCT and Select Bank fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

4.2         Negative Covenants of PARA and Target Bank. Following the date of this Agreement, except as expressly provided under this Agreement, neither PARA nor Target Bank will do any of the following things or take any of the following actions without the prior written consent and authorization of the Chief Executive Officer of SLCT:

(a)          Amendments to Articles of Incorporation or Bylaws. Amend its articles of incorporation or bylaws.

(b)          Change in Capital Stock. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue, sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

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(c)          Options, Warrants and Rights. Grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d)          Dividends. Declare or pay any dividends on any outstanding shares of its capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

(e)          Employment, Benefit or Retirement Agreements or Plans. Except as required by law or contemplated by this Agreement, (i) enter into, become bound by, renew or extend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by PARA or Target Bank without cost or other liability on no more than thirty (30) days’ notice; (ii) amend any existing, or adopt, enter into or become bound by any new or additional, profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) make contributions to any PARA Retirement Plan other than basic and matching contributions in accordance with the terms of such PARA Retirement Plan and as Previously Disclosed; (iv) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group; or (v) take any action to accelerate the vesting of any compensation, option, or other benefit under any PARA Plan (as defined in Section 2.24).

(f)          Increase in Compensation. With the exception of the anticipated increases in annual salary and annual officer and employee bonuses Previously Disclosed to SLCT and Select Bank, increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants.

(g)          Accounting Practices. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

(h)          Acquisitions; Additional Branch Offices. Except as Previously Disclosed, directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

(i)          Changes in Business Practices. Except as may be required by the FDIC, the Commissioner, the Federal Reserve or any other governmental or other regulatory agency having jurisdiction over PARA or Target Bank or as shall be required by applicable law or regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business or (iii)change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Sections 4.1 and 6.8).

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(j)          Exclusive Merger Agreement. Directly or indirectly, through any person (i)encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than SLCT and Select Bank) relating to a merger or other acquisition of PARA or Target Bank or the purchase or acquisition of any PARA Common Stock or Target Bank Common Stock or all or any significant part of PARA’s or Target Bank’s assets; or, except as required by law or by fiduciary obligations owed to the person assisted, provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning PARA or Target Bank or their respective businesses, or afford to any other person or entity access to their respective properties, facilities, books or records; (iii) sell or transfer all or any significant part of PARA’s or Target Bank’s assets to any other person or entity; or (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

(k)          Acquisition or Disposition of Assets.

(i)          Except in the ordinary course of business consistent with its past practices, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets.

(ii)         Enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets, or outside the ordinary course of business consistent with past practices;

(iii)        Enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees, or for a period longer than three (3) months;

(iv)        Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

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(v)         Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any Intellectual Property right or license) other than assets that are obsolete or no longer used in PARA’s and Target Bank’s business; or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of PARA or Target Bank or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any Intellectual Property.

(l)          Debt; Liabilities. (i) Enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii)assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent), except, in the case of Target Bank, in the ordinary course of its business consistent with its past practices.

(m)          Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances Previously Disclosed to SLCT and Select Bank with specificity) remain subject to, any lien or any other encumbrance (except in the case of Target Bank, in the ordinary course of business consistent with its past practices in connection with borrowings, securing of public funds deposits, repurchase agreements or other similar operating matters).

(n)          Waiver of Rights. Waive, release or compromise any material rights in its favor, except in the ordinary course of business, in good faith and for fair value, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of any of its officers, directors or shareholders.

(o)          Other Contracts. Enter into or become bound by any contracts, agreements, commitments or understandings (other than those expressly described elsewhere in this Section 4.2) (i) for or with respect to any charitable contribution in excess of $2,000; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which PARA or Target Bank would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which in the case of Target Bank is entered into other than in the ordinary course of its business consistent with past practices; or (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit PARA or Target Bank to make expenditures of more than $25,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of Target Bank’s lending operations).

(p)          Lending.

(i)          In the case of PARA, originate, fund, purchase or make any extension of credit.

(ii)         In the case of Target Bank, originate, fund, purchase, or make any extension of credit having (i) a fixed rate of interest; (ii) an original principal amount in excess of $100,000; and (iii) a maturity date more than five (5) years following its date of origination.

(iii)        Target Bank will not enter into any form of indirect lending.

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(iv)        Target Bank will not originate or purchase loans outside of Target Bank’s target market, which shall, for purposes of this subsection, be understood to mean the Charlotte–Concord–Gastonia Metropolitan Statistical Area and the Greenville-Spartanburg-Anderson, SC Combined Statistical Area.

(q)          Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, Target Bank will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking market and will not increase its level of brokered deposits as of May 31, 2017, without prior consultation with Select Bank.

4.3         Certain Actions.

(a)          From the date of this Agreement, except as otherwise permitted by this Section 4.3, neither PARA nor Target Bank shall, nor shall either authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined below) or any inquiries with respect to the making of any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, furnish any information relating to PARA or Target Bank or afford access to the business, properties, assets, books or records of PARA or Target Bank to any Third Party, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.2(b)(vi), approve, endorse, recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal. As used herein, “Third Party” means any person as defined in Section 13(d) of the Securities Exchange Act of 1934 other than SLCT, Select Bank or its affiliates.

The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of (A) a branch office, (B) a substantial portion of PARA’s or Target Bank’s assets, or (C) a business that constitutes a substantial portion of the net revenues, net income or net assets of PARA or Target Bank, (ii) the direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10%) or more of the voting power of PARA Stock or Target Bank Stock, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of PARA or Target Bank, or (iv) merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PARA or Target Bank other than the transactions contemplated by this Agreement.

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(b)          Notwithstanding anything herein to the contrary, PARA and its board of directors shall be permitted (i) to communicate with PARA shareholders with regard to an Acquisition Proposal, provided that the board of directors of PARA shall not withdraw or modify in a manner adverse to SLCT or Select Bank its Approval Recommendation (as defined in Section 4.4(b)) except as set forth in clause (iii) below; (ii) to initiate or engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (A) PARA’s board of directors concludes in good faith, after consultation with outside counsel and PARA’s financial advisor, that failure to do so would breach any fiduciary duties to PARA or its shareholders under applicable law, (B) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, PARA’s board of directors receives from such person an executed confidentiality agreement, a copy of which executed confidentiality agreement shall have been provided to SLCT for informational purposes within twenty-four (24) hours of execution, and (C) at least seventy-two (72) hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, PARA promptly notifies SLCT in writing of the name of such person and the material terms and conditions of any such Superior Proposal (including, if applicable, copies of any written requests, proposals, or offers, including proposed agreements), and (iii) to withdraw, modify, qualify in a manner adverse to SLCT or Select Bank, condition or refuse to make its Approval Recommendation (the “Change in Recommendation”) if PARA’s board of directors concludes in good faith, after consultation with outside counsel and financial advisers, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to PARA’s shareholders under applicable law.

The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than fifty percent (50%) of the combined voting power of the shares of PARA Common Stock or Target Bank Common Stock then outstanding, or all or substantially all of PARA’s or Target Bank’s assets for consideration consisting of cash or securities or both that is on terms that the board of directors of PARA in good faith concludes, after consultation with its financial advisor(s) and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (a) is on terms that the board of directors of PARA in its good faith judgment believes to be more favorable from a financial point of view to its shareholders than the Merger; (b) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the board of directors of PARA, and (c) is reasonably capable of being completed.

(c)          PARA will promptly, and in any event within twenty-four (24) hours, notify SLCT in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe all material terms of the Acquisition Proposal and identify the Third Party making such proposal.

(d)          If a Payment Event (as hereinafter defined) occurs, PARA shall pay to SLCT by wire transfer of immediately available funds, within two (2) Business Days following such Payment Event, a fee of $1,600,000 (the “Break-up Fee”). The term “Payment Event” means any of the following:

(i)          the termination of this Agreement by SLCT and Select Bank pursuant to Section 8.2(a)(vii);

(ii)         the termination of this Agreement by PARA and Target Bank pursuant to Section 8.2(b)(vi);

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(iii)        a tender offer or exchange offer for twenty-five percent (25%) or more of the outstanding common stock of PARA or Target Bank is commenced and PARA shall not have sent to its shareholders, within ten (10) Business Days after the commencement of such tender offer or exchange offer, a statement that the board of directors of PARA recommends rejection of such tender offer or exchange offer; or

(iv)        the occurrence of any of the following events within twelve (12) months of the termination of this Agreement pursuant to Section 8.2(a)(iv) or 8.2(b)(iv), provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) PARA or Target Bank enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the assets of PARA or Target Bank; (C) such Third Party, directly or indirectly, acquires more than fifty percent (50%) of the outstanding PARA Common Stock or Target Bank Common Stock or (D) PARA or Target Bank adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than fifty percent (50%) of the outstanding PARA Common Stock or Target Bank Common Stock, or an extraordinary dividend relating to substantially all of the outstanding PARA Common Stock or Target Bank Common Stock, or substantially all of the assets of PARA or Target Bank.

PARA and Target Bank acknowledge that the agreements contained in this Section 4.3 are an integral part of the transactions contemplated in this Agreement and that, without these agreements, SLCT and Select Bank would not enter into this Agreement. Accordingly, in the event PARA fails to pay to SLCT the Break-up Fee promptly when due, PARA and Target Bank shall, in addition thereto, pay to SLCT all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by SLCT, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

4.4         Shareholder Approval.

(a)          Meeting of Shareholders. PARA shall cause a special meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of this Agreement and the plan of merger contained herein. In connection with the call and conduct of and all other matters relating to its shareholders’ meeting or other shareholder approval, PARA shall fully comply with all provisions of applicable law and regulations and with its articles of incorporation and bylaws.

(b)          Recommendation of Board of Directors. Except in the circumstances described in Section 4.3 above, the board of directors of PARA shall recommend to the shareholders of PARA that they vote their shares at the shareholders’ meeting contemplated by Section 4.4(a) above to approve the Agreement (the “Approval Recommendation”).

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Article V. COVENANTS OF SLCT AND SELECT BANK

5.1         Employees.

(a)          No Contractual Right to Employment. Nothing in this Agreement shall be deemed to constitute an employment agreement with any person who is an employee of PARA or Target Bank immediately prior to the Effective Time or to obligate SLCT or Select Bank or any affiliate thereof to employ any such person for any specific period of time or in any specific position or location or to restrict SLCT’s or Select Bank’s right to change the rate of compensation or terminate the employment of any such person at any time and for any reason.

(b)          [Reserved]

5.2         Employee Benefits.

(a)          Generally. Except as otherwise provided herein, or as Previously Disclosed, and to the extent permitted by contribution and deduction limitations of ERISA and the Code with respect to Select Bank’s qualified plans, any employee of Target Bank who continues employment with Select Bank at the Effective Time (a “New Employee”) shall become entitled to receive all employee benefits and to participate in all benefit plans provided by Select Bank on the same basis and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of Select Bank. However, each New Employee shall be given credit for his or her full years of service with Target Bank for purposes of (i) entitlement to vacation and sick leave and for participation in all Select Bank welfare, insurance and other fringe benefit plans, and (ii) eligibility for participation and vesting in the Select Bank 401(k) Plan. Notwithstanding any provision herein to the contrary, Select Bank will not be required to take any action that could adversely affect the continuing qualification of the Select Bank 401(k) Plan. Select Bank will grant to each New Employee a pro rata amount of sick leave and vacation leave, in accordance with the Select Bank’s standard leave policies, for the period between the Effective Time and the end of the calendar year during which the Effective Time occurs. Each New Employee will be subject to Select Bank’s leave policies.

(b)          Health Insurance. Each New Employee shall be entitled to participate in Select Bank’s group health insurance plan at a cost equal to the cost, if any, for any Select Bank employee, subject to any applicable any preexisting condition requirements under Select Bank’s group health insurance plan.

(c)          Target Bank Employees. Employees of Target Bank (other than those who are parties to an employment, change of control or other type of agreement with Target Bank that provides for severance) as of the date of the Agreement, who remain employed by Target Bank up to the effective time of the Bank Merger and whose employment is terminated by Select Bank (absent termination for cause as determined by the employer) within six (6) months after the Effective Time, shall receive severance pay equal to two (2) weeks of base weekly pay for each year of service with Target Bank, with a minimum of four (4) weeks of base weekly pay and a maximum of twenty (20) weeks of base weekly pay. Such severance pay will be made at regular payroll intervals. Such severance payments will be in lieu of any severance pay plans that may be in effect at Target Bank prior to the Effective Time. If termination of any such employee’s employment occurs after the 6-month anniversary of the Effective Time, then such employee shall be entitled to receive the severance pay under any severance pay plans that may be in effect at such time at Select Bank.

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5.3         Appointment of Directors. SLCT and Select Bank shall appoint two current members of the board of directors of PARA, Target Bank or other mutually agreeable designee to serve as directors of SLCT and Select Bank (the “Appointed Directors”) following consummation of the Merger and shall take such actions as shall be required, if any, to increase the number of members of its board of directors as may be necessary to permit such Appointed Directors to serve as directors.

5.4         Indemnification of Directors and Officers. PARA and Target Bank will cause the persons who served as directors or officers of PARA and Target Bank to be covered by prepaid directors’ and officers’ liability insurance policies (i.e., “tail coverage”). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time, provided that the cost of such coverage does not exceed 150% of the current annual premium. All rights to indemnification under PARA’s and Target Bank’s articles of incorporation, bylaws or Previously Disclosed indemnification contracts or undertakings existing in favor of those persons who are, or were, directors and officers of PARA or Target Bank at or prior to the date of this Agreement shall survive the Merger and SLCT and Select Bank shall cause such indemnification rights to be observed by the Surviving Corporation and the Surviving Bank, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation or the Surviving Bank.

5.5         Negative Covenants of SLCT and Select Bank. Following the date of this Agreement, except as expressly provided under this Agreement, neither SLCT nor Select Bank will do any of the following things or take any of the following actions without the prior written consent and authorization of the Chief Executive Officer of PARA:

(a)          Constituent Documents. Amend the SLCT or Select Bank charter, bylaws equivalent organizational documents in a manner that would adversely affect PARA or Target Bank.

(b)          Performance Obligations. Take any action that is likely to materially impair the ability of SLCT or Select Bank to perform any of its obligations under this Agreement or materially delay the issuance of or materially adversely affect the conditions of any required approvals of, or nonobjections to, the Merger and the Bank Merger or materially hinder the ability of SLCT and Select Bank to consummate the Merger and the Bank Merger.

(c)          Reorganization. Knowingly take any action or fail to take any action that could reasonably be expected to prevent the Merger or Bank Merger from constituting a “reorganization” within the meaning of Section 368(a) of the Code.

(d)          Commitments. Agree or commit to do any of the foregoing.

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5.6         Notice of Certain Changes or Events. Following the execution of this Agreement and until the Effective Time, SLCT and Select Bank promptly will notify PARA and Target Bank in writing of and provide to it such information as it shall request regarding (i) any material adverse change in SLCT’s or Select Bank’s financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, might or could cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of SLCT or Select Bank herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of SLCT’s or Select Bank’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.2 below.

5.7         Further Action; Instruments of Transfer. SLCT and Select Bank shall each (i) use commercially reasonable efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to PARA and Target Bank all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested by PARA and Target Bank in consummating such transactions and (iii) cooperate with PARA and Target Bank fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

5.8         Shareholder Approval.

(a)          Meeting of Shareholders. SLCT shall cause a meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of this Agreement and plan of merger contained herein. In connection with the call and conduct of and all other matters relating to its shareholders’ meeting or other shareholder approval, SLCT shall fully comply with all provisions of applicable law and regulations and with its articles of incorporation and bylaws.

(b)          Recommendation of Board of Directors. Subject to its fiduciary obligations, the board of directors of SLCT shall recommend to the shareholders of SLCT that they vote their shares at the shareholders’ meeting contemplated by Section 5.8(a) above to approve this Agreement.

5.9         Tax Covenants of SLCT. After the Effective Time, SLCT, either directly or through Select Bank as long as Select Bank is within Select Bank’s “qualified group” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), will continue at least one significant historic business line of PARA and Target Bank, or use at least a significant portion of the historic business assets of PARA and Target Bank in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d), except that the historic business assets of PARA or Target Bank may be transferred (i) to a corporation that is another member of SLCT’s Qualified Group, or (ii) to an entity taxed as a partnership if (A) one or more members of SLCT’s Qualified Group have active and substantial management functions as a partner with respect to such historic business or historic business assets of PARA or Target Bank, as the case may be, or (B) members of SLCT’s Qualified Group in the aggregate own an interest in the partnership representing a significant interest in the historic business or historic business assets of PARA or Target Bank, as the case may be, in each case within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii).

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Article VI. MUTUAL AGREEMENTS

6.1         Shareholder Approval. SLCT and PARA jointly shall prepare notices of meetings of shareholders and a joint proxy statement soliciting proxies for distribution to the shareholders of SLCT and PARA for the purpose of approving this Agreement and the Merger contemplated hereby (the “Proxy Statement”). Such Proxy Statement shall be in such form and shall contain or be accompanied by such information regarding the shareholders’ meetings, this Agreement, the Parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by SLCT and PARA. SLCT and PARA shall mail the Proxy Statement to their shareholders prior to the scheduled date of their respective shareholders’ meetings in accordance with their respective bylaws and North Carolina law.

6.2         Registration Statements and Regulatory Applications.

(a)          Information for Registration Statements and Regulatory Applications. Each of SLCT, Select Bank, PARA and Target Bank shall promptly respond, and use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by any other Party and its counsel for information for inclusion in the various applications for regulatory approvals, the Proxy Statement and any registration statement to be filed by SLCT. Each of SLCT, Select Bank, PARA and Target Bank hereby covenants that none of such information provided will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times up to and including the Effective Time, none of such information as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)          Filing of Registration Statements and Regulatory Applications. Each of SLCT, Select Bank, PARA and Target Bank shall prepare and file, or cause to be prepared and filed, all registration statements and applications for regulatory approvals and actions as may be required of it, by applicable law and regulations with respect to the transactions described herein (including applications to the Securities and Exchange Commission, the FDIC, the Commissioner, the Federal Reserve and to any other applicable federal or state banking, securities or other regulatory authority). Each Party shall use its best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the transactions described herein. Each Party shall cooperate with the other Parties in the preparation of all registration statements and applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by any other Party to complete any such application; and, before the filing therefor, each Party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other Party. Should the appearance of any of the officers, directors, employees or counsel of any of the Parties hereto be requested by any other Party or by any governmental agency at any hearing in connection with any such application, such Party shall promptly use its best efforts to arrange for such appearance.

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(c)          Registration Statement. SLCT and PARA shall cause, as promptly as reasonably practicable after the date hereof, documents to be filed with the SEC, including without limitation, the Registration Statement on Form S-4 of SLCT registering the shares of SLCT Common Stock to be offered to the holders of PARA Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”), and the proxy statement and prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto, to be delivered to shareholders of PARA in accordance with the provisions of this Agreement.

6.3         Access. Following the date of this Agreement and to and including the Effective Time, PARA, Target Bank, SLCT and Select Bank shall each provide the other Parties’ and such other Parties employees, accountants, counsel or other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants as PARA, Target Bank, SLCT and Select Bank, as the case may be, shall each, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by PARA, Target Bank, SLCT or Select Bank shall be performed in such a manner as will not interfere unreasonably with the other Party’s normal operations or with relationships with its customers or employees, and shall be conducted in accordance with procedures established by the Parties having due regard for the foregoing.

6.4         Costs. Subject to the provisions of Section 8.3 below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, SLCT and Select Bank on the one hand, and PARA and Target Bank on the other hand, shall pay their own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including all accounting fees, legal fees, filing fees, printing costs, mailing costs, travel expenses, and investment banking fees).

6.5         Announcements. No person other than the Parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no Party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official for the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to SLCT, Select Bank, PARA or Target Bank, any such disclosure by SLCT, Select Bank, PARA or Target Bank, as the case may be, is required by law or otherwise is prudent.

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6.6         Confidentiality. SLCT, Select Bank, PARA and Target Bank each shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about any other Party during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other Party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any Party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such Party in violation of this Section 6.6), (ii) such document or information was available to the disclosing Party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the FDIC or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such Party, disclosure otherwise is required by law. In the event this Agreement is terminated for any reason, then each of the Parties hereto immediately shall return to the other Party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other Party which were obtained during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other Party. The Parties’ obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

6.7         Environmental Studies. At its option, Select Bank may cause to be conducted, at its expense, Phase I and/or Phase II environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or any Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as Select Bank shall deem necessary or desirable (collectively, the “Environmental Survey”); provided, however, that the Environmental Survey, to the extent possible, shall be performed in such a manner as will not interfere unreasonably with Target Bank’s normal operations, and provided further, however, that Target Bank shall use commercially reasonable efforts to obtain any required consents of third parties to permit any Environmental Survey of any Loan Collateral. Select Bank shall complete and deliver to Target Bank the report of any such requested Phase I environmental assessment by October 1, 2017 and shall attempt in good faith to complete all such Phase II environmental assessments within ninety (90) days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of Section 8.3, the costs of the Environmental Survey shall be paid by Select Bank. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would constitute a violation of any Environmental Laws, and if, (ii) based on the advice of its legal counsel or other consultants, SLCT or Select Bank reasonably believes that PARA or Target Bank or, following the Merger and the Bank Merger, the Surviving Corporation or the Surviving Bank could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that PARA or Target Bank or, following the Merger, the Surviving Corporation or the Surviving Bank could become liable for monetary damages (including any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, PARA or Target Bank or, following the Merger, SLCT or Select Bank, could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, SLCT and Select Bank reasonably believe that the amount of expenses or liability which SLCT, Select Bank, PARA or Target Bank could incur or for which either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time during the next ten (10) years could equal or exceed an aggregate of $150,000, then SLCT and Select Bank shall give PARA and Target Bank prompt written notice thereof (together with all information in its possession relating thereto if requested by PARA or Target Bank) and, at SLCT and Select Bank’s sole option and discretion, at any time thereafter, but in no event later than November 30, 2017, it may terminate this Agreement without further obligation or liability to PARA, Target Bank or any other person or entity.

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6.8         Certain Modifications. Select Bank and Target Bank shall consult with each other with respect to Target Bank’s loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Target Bank shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. The Parties also shall consult with each other with respect to the character, amount and timing of restructuring and merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. The representations, warranties and covenants of each of SLCT, Select Bank, PARA and Target Bank contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.8.

6.9         Transition Team. The Parties shall create a transition team composed of staff and representatives of SLCT, Select Bank, PARA and Target Bank (the “Transition Team”). The purpose of the Transition Team shall be to provide detailed guidance to SLCT and Select Bank in fulfilling and consummating the Merger, to maintain open lines of communication between SLCT and Select Bank on the one hand, and PARA and Target Bank on the other hand, and to handle customer inquiries regarding the Merger. The Transition Team shall meet as necessary until the Effective Time. Members of the Transition Team shall receive no separate compensation for such service.

6.10       Reorganization Matters. Both prior to and after the Effective Time, each Party’s books and records shall be maintained, and all federal, state and local income Tax Returns and schedules thereto shall be filed in a manner consistent with each of the Merger and the Bank Merger being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local laws), except to the extent any of the Merger or the Bank Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a). During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of the Parties agrees that it shall not, and shall not permit any of its subsidiaries to, take any action that would reasonably be expected to prevent either of the Merger or the Bank Merger from qualifying as a reorganization under Section 368(a) of the Code.

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Article VII. CONDITIONS PRECEDENT TO MERGER

7.1         Conditions to All Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the Parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a)          Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement, the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including the approval of the shareholders of PARA and SLCT of this Agreement.

(b)          Regulatory Approvals. (i) The Merger, the Bank Merger and other transactions described herein shall have been approved, to the extent required by law, by the FDIC, the Commissioner, the Federal Reserve and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions, (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by SLCT or PARA to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to SLCT or PARA’s shareholders as to render it inadvisable for it to consummate the Merger; (iii) all applicable waiting periods following regulatory approvals shall have expired without objection to the Merger or the Bank Merger by the FDIC, the Commissioner, the Federal Reserve or other applicable regulatory authorities; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured and not revoked.

(c)          Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits any of the Merger, the Bank Merger or any of the other transactions described herein or any of the Parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of any of the Merger, the Bank Merger or any of such other transactions by the Federal Reserve, the Commissioner, the FDIC, or any actual or threatened litigation under federal antitrust laws relating to the Merger or the Bank Merger, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit SLCT, Select Bank, PARA or Target Bank from consummating either of the Merger or the Bank Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against SLCT, Select Bank, PARA or Target Bank or any of their respective officers or directors which shall reasonably be considered by SLCT, Select Bank, PARA or Target Bank to be materially burdensome in relation to either of the proposed Merger or the Bank Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of SLCT, Select Bank, PARA or Target Bank, and which has not been dismissed, terminated or resolved to the satisfaction of all Parties hereto within ninety (90) days of the institution or threat thereof.

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7.2         Additional Conditions to PARA’s and Target Bank’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, PARA’s and Target Bank’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a)          Material Adverse Change. There shall have been no determination by PARA or Target Bank that any fact, event or condition exists or has occurred (regardless of whether or not such events or changes are inconsistent with the representations and warranties give herein) that, in the reasonable good faith judgment of PARA or Target Bank, would have a Material Adverse Effect on the Surviving Corporation or the Surviving Bank or the consummation of the transactions contemplated by this Agreement.

(b)          Compliance with Laws. SLCT and Select Bank shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein, except where the violation of or failure to comply with any such law or regulation would not result in a Material Adverse Effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of the Surviving Party or the Surviving Bank.

(c)          SLCT’s and Select Bank’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by PARA or Target Bank as provided in Section 10.3 below, (i) each of the representations and warranties of SLCT and of Select Bank contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of SLCT or of Select Bank, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement; and (ii) SLCT and Select Bank shall each have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. PARA and Target Bank shall have received certificates dated as of the Closing Date and executed by the chief executive officer and chief financial officer of each of SLCT and Select Bank to the foregoing effect and as to such other matters as may be reasonably requested by PARA or Target Bank.

(d)          Fairness Opinion. PARA shall have received from its financial advisor an opinion to the effect that, as of the date of such opinion, the consideration to be received by PARA’s common shareholders in the Merger is fair, from a financial point of view, to PARA’s shareholders.

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(e)          Tax Opinion. PARA shall have received the opinion of Wyrick Robbins Yates & Ponton LLP, in form and substance reasonably satisfactory to PARA, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon customary representations contained in certificates of officers of PARA and SLCT.

(f)          Other Documents and Information from SLCT and Select Bank. SLCT and Select Bank shall each have provided to PARA and Target Bank correct and complete copies of its articles of incorporation, bylaws and board of directors resolutions approving and adopting, in the case of SLCT, this Agreement and, in the case of Select Bank, the Bank Merger Agreement (all certified by its Secretary or any Assistant Secretary), together with certificates of the incumbency of its officers and such other closing documents and information (including evidence of shareholder approval of this Agreement) as may be reasonably requested by PARA, Target Bank or their counsel.

7.3         Additional Conditions to SLCT’s and Select Bank’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, SLCT’s and Select Bank’s obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a)          Material Adverse Effect. There shall have been no determination by SLCT or Select Bank that any fact, event or condition exists or has occurred (regardless of whether or not such events or changes are inconsistent with the representations and warranties give herein) that, in the reasonable good faith judgment of SLCT or Select Bank, would have a Material Adverse Effect on PARA or Target Bank or the consummation of the transactions contemplated by this Agreement.

(b)          Compliance with Laws. PARA and Target Bank shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein, except where the violation of or failure to comply with any such law or regulation would not have a Material Adverse Effect on the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of PARA or Target Bank.

(c)          PARA’s and Target Bank’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by SLCT or Select Bank as provided in Section 10.3 below, (i) each of the representations and warranties of PARA and of Target Bank contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of PARA or of Target Bank, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement, and (ii) PARA and Target Bank shall each have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. SLCT and Select Bank shall have received certificates dated as of the Closing Date and executed by the chief executive officer and chief financial officer of each of PARA and Target Bank to the foregoing effect and as to such other matters as may be reasonably requested by SLCT or Select Bank.

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(d)          Fairness Opinion. SLCT shall have received from The Burke Group, LLC, Atlanta, Georgia, an opinion to the effect that, as of the date of such opinion, the consideration to be paid to PARA’s shareholders in the Merger is fair, from a financial point of view, to SLCT and SLCT’s shareholders.

(e)          Tax Opinion. SLCT shall have received the opinion of Wyrick Robbins Yates & Ponton LLP, in form and substance reasonably satisfactory to SLCT, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon customary representations contained in certificates of officers of PARA and SLCT.

(f)          Other Documents and Information from PARA and Target Bank. PARA and Target Bank shall each have provided to SLCT and Select Bank correct and complete copies of its articles of incorporation, bylaws and board of directors resolutions approving and adopting, in the case of PARA, this Agreement and, in the case of Target Bank, the Bank Merger Agreement (all certified by its Secretary or any Assistant Secretary), together with certificates of the incumbency of its officers and such other closing documents and information (including evidence of shareholder approval of this Agreement or the Bank Merger Agreement, as applicable) as may be reasonably requested by SLCT, Select Bank or their counsel.

(g)          Property.

(i)          Target Bank shall have obtained all required consents to the assignment to Select Bank of its rights and obligations under all Tangible Property Leases, IP Licenses and Real Property Leases material to the business of Target Bank, and such consents shall be in such form and substance as shall be reasonably satisfactory to Select Bank; and each of the licensors and lessors of Target Bank shall have confirmed in writing that Target Bank is not in default under the terms and conditions of any Tangible Property Lease, IP License or Real Property Lease.

(ii)         PARA shall have obtained all required consents to the assignment to SLCT of its rights and obligations under all Tangible Property Leases or IP Licenses material to the business of PARA, and such consents shall be in such form and substance as shall be reasonably satisfactory to SLCT; and each of the licensors and lessors of PARA shall have confirmed in writing that PARA is not in default under the terms and conditions of any Tangible Property Lease or IP License.

(h)          Noncompetition Agreements. Each person who is a non-employee member of the board of directors of PARA or Target Bank as of the date hereof, shall have executed and delivered a noncompetition agreement dated even date herewith with SLCT in such form as is reasonably satisfactory to SLCT.

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(i)          Classified Assets Ratio. The ratio of Target Bank’s classified assets to the sum of its total shareholders’ equity and allowance for loan and lease losses shall be less than 12.50% as of the Closing Date.

(j)          Termination of Executive Agreements. Each of David P. Barksdale, Caryn R. Johnson, Timothy Key, Amy Macari, Kendall R. Stewart, and C. Hunter Widener shall have entered into a termination agreement, in such form as is reasonably satisfactory to SLCT and Select Bank, providing for the termination of his or her existing employment agreement or change in control agreement with PARA or Target Bank and the waiver of any claims associated therewith in consideration of a payment to be made by Target Bank immediately prior to the Effective Time and none of the consideration payable pursuant to any such termination agreement or otherwise to any of the above-named individuals shall, individually or collectively, give rise to the imposition of any excise tax under the Code, disallowance of any deduction by reason of Sections 162(m), 404, or 280G of the Code, or any withholding under Sections 409A, 457A or 4999 of the Code (whether directly under such Section or pursuant to Code Section 3401).

(k)          Appraisal Shares. The number of Appraisal Shares shall not be more than ten percent (10%) of the total issued and outstanding shares of common stock of PARA.

Article VIII. TERMINATION; BREACH; REMEDIES

8.1         Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of PARA and SLCT), this Agreement may be terminated by the mutual agreement of PARA and SLCT. Upon any such mutual termination, all obligations of PARA and SLCT hereunder shall terminate and SLCT and Select Bank on the one hand, and PARA and Target Bank on the other hand, shall pay their own costs and expenses as provided in Section 6.4.

8.2         Unilateral Termination. This Agreement may be terminated by either SLCT or PARA, (whether before or after approval hereof by the shareholders of PARA and SLCT) upon written notice to the other Parties and under the circumstances described below.

(a)          Termination by SLCT. This Agreement may be terminated by SLCT and Select Bank by action of their boards of directors:

(i)          if any of the conditions to the obligations of SLCT or Select Bank (as set forth in Sections 7.1 and 7.3) shall not have been satisfied, or effectively waived in writing by SLCT and Select Bank, by April 30, 2018 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of SLCT or Select Bank to satisfy any of its obligations, covenants or agreements contained herein);

(ii)         if PARA or Target Bank shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or VI herein in any material respect;

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(iii)        if SLCT determines at any time that any of PARA’s or Target Bank’s representations or warranties contained in Article II or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, might or could cause any such representations or warranties to become false or misleading in any material respect;

(iv)        if PARA’s shareholders do not approve this Agreement;

(v)         if the Merger shall not have become effective on or before April 30, 2018, unless such date is extended as evidenced by the written mutual agreement of the Parties hereto; provided, however, that in the event there is a delay of not more than thirty (30) days caused by circumstances beyond the control of the Parties hereto, the dates set forth in this Section 8.2(a) shall be extended by mutual agreement for up to an additional sixty (60) days;

(vi)        under the circumstances described in Section 6.7 above; or

(vii)       if (A) PARA or Target Bank shall have breached Section 4.3 in any material respect, (B) PARA shall have breached its obligation set forth in Section 4.4(b) to make its Approval Recommendation or shall have effected a Change in Recommendation, (C) PARA’s board of directors shall have recommended approval of an Acquisition Proposal, or (D) PARA shall have breached its obligation set forth in Paragraph 4.4(a) to hold the meeting of shareholders to approve and adopt this Agreement.

However, before SLCT and Select Bank may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Section 8.2(a), they shall give written notice to PARA and Target Bank as provided herein stating their intent to terminate and a description of the specific breach, default, violation or other condition giving rise to the right to so terminate, and, such termination by SLCT shall not become effective if, within thirty (30) days following the giving of such notice, PARA and Target Bank shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of SLCT and Select Bank. In the event PARA and Target Bank cannot or do not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of SLCT and Select Bank within such 30-day period, SLCT and Select Bank shall have thirty (30) days to notify PARA and Target Bank of their intention to terminate this Agreement. A failure to so notify PARA and Target Bank will be deemed to be a waiver by SLCT and Select Bank of the breach, default or violation pursuant to Section 10.3.

(b)          Termination by PARA. This Agreement may be terminated by PARA and Target Bank by action of their boards of directors:

(i)          if any of the conditions of the obligations of PARA or Target Bank (as set forth in Section 7.1 and 7.2 above) shall not have been satisfied, or effectively waived in writing by PARA and Target Bank, by April 30, 2018 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of PARA or Target Bank to satisfy any of its obligations, covenants or agreements contained herein);

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(ii)         if SLCT or Select Bank shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or VI herein in any material respect;

(iii)        if PARA determines that any of SLCT’s or Select Bank’s representations and warranties contained in Article III or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, might or could cause any such representations or warranties to become false or misleading in any material respect;

(iv)        if SLCT’s shareholders do not approve this Agreement;

(v)         if the Merger shall not have become effective on or before April 30, 2018, unless such date is extended as evidenced by the written mutual agreement of the Parties hereto; provided, however, that in the event there is a delay of not more than thirty (30) days caused by circumstances beyond the control of the Parties hereto, the dates set forth in this Section 8.2(b) shall be extended by mutual agreement for up to an additional ninety (90) days;

(vi)        at any time prior to the date of mailing of the Proxy Statement by PARA in order for PARA to enter into an Acquisition Proposal that has been received by PARA and the PARA board of directors in compliance with Section 4.3, if PARA concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by PARA pursuant to this Paragraph 8.2(b)(vi) after ten (10) business day following PARA’s provision of written notice to SLCT advising SLCT that the PARA board of directors is prepared to accept a Superior Proposal and only if (A) during such 10-business day period, PARA has caused its financial and legal advisors to negotiate with SLCT in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and (B) PARA’s board of directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by SLCT; or

Before PARA may terminate this Agreement for any of the reasons specified above in clause (i), (ii), or (iii) of this Section 8.2(b), it shall give written notice to SLCT as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by PARA shall not become effective if, within thirty (30) days following the giving of such notice, SLCT shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of PARA. In the event SLCT cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of PARA within such 30-day period, PARA shall have thirty (30) days to notify SLCT of its intention to terminate this Agreement. A failure to so notify SLCT will be deemed to be a waiver by PARA of the breach, default or violation pursuant to Section 10.3 below.

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8.3         Effect of Termination.

(a)          In the event this Agreement is terminated by PARA pursuant to Section 8.2(b)(vi) or by SLCT pursuant to Section 8.2(a)(vii), PARA shall pay the Break-up Fee to SLCT and each Party shall pay its own out-of-pocket costs and expenses relating to the Merger. Anything in this Agreement to the contrary notwithstanding, in no event shall the amount owed by PARA to SLCT and Select Bank pursuant to Section 4.3(d) and this Section 8.3 exceed the Break-up Fee, plus any costs, expenses, and interest due under Section 4.3(d)(iv).

(b)          Except as set forth in Sections 4.3(d), 8.2(b)(vi), 8.2(a)(vii) and 8.3(a), in the event of the termination of this Agreement, this Agreement shall become void and have no effect except that the provisions of Article IX, and Sections 6.6 and 10.2 of this Agreement shall survive such termination, and no Party hereto shall have any liability to any other Party in connection with such termination.

Article IX. INDEMNIFICATION

9.1         Agreement to Indemnify. In the event this Agreement is terminated for any reason and the Merger is not consummated, then PARA and Target Bank, on the one hand, and SLCT and Select Bank, on the other hand, will indemnify each other as provided below.

(a)          By PARA. PARA and Target Bank shall indemnify, hold harmless and defend SLCT and Select Bank from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by SLCT or Select Bank:

(i)          in connection with or which arise out of or result from or are based upon (A) PARA or Target Bank’s operations or business transactions or its relationship with any of its employees, or (B) PARA or Target Bank’s intentional or grossly negligent failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii)         in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes an intentional or grossly negligent breach by PARA or Target Bank of, or any intentional or grossly negligent inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of PARA or Target Bank to perform any of its covenants, agreements or obligations under or in connection with this Agreement;

(iii)         in connection with or which arise out of or result from or are based upon any information provided by PARA or Target Bank which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to the shareholders of PARA and SLCT to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and

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(iv)        in connection with or which arise out of or result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation on, from or relating to the Real Property or Previous Real Property by PARA or Target Bank or any other person of any Hazardous Substances, or any action taken or any event or condition occurring or existing with respect to the Real Property or Previous Real Property which constitutes a violation of any Environmental Laws by PARA, Target Bank or any other person.

(b)          By SLCT. SLCT and Select Bank shall indemnify, hold harmless and defend PARA and Target Bank from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by PARA or Target Bank:

(i)          in connection with or which arise out of or result from or are based upon (A) SLCT or Select Bank’s operations or business transactions or its relationship with any of its employees, or (B) SLCT or Select Bank’s intentional or grossly negligent failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii)         in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes an intentional or grossly negligent breach by SLCT or Select Bank of, or any intentional or grossly negligent inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of SLCT to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and,

(iii)        in connection with or which arise out of or result from or are based upon any information provided by SLCT or Select Bank which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to the shareholders of PARA and SLCT to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

(c)          Compliance with Regulation W. Notwithstanding any other provision contained in this Agreement, neither Target Bank nor Select Bank shall have any duty to provide indemnification hereunder, if such indemnification would be impermissible pursuant to Section 23A of the Federal Reserve Act or Federal Reserve Regulation W.

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9.2         Procedure for Claiming Indemnification.

(a)          By SLCT. If any matter subject to indemnification hereunder arises in the form of a claim against SLCT, Select Bank or their respective successors and assigns (herein referred to as a “Third Party Claim”), SLCT and/or Select Bank promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to PARA and Target Bank. Within 15 days of such notice, PARA and Target Bank either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify SLCT and Select Bank that PARA and Target Bank dispute the Third Party Claim and intend to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by PARA and Target Bank and the cost of such defense shall be borne by PARA and Target Bank except that SLCT and Select Bank shall have the right to participate in such defense at their own expense and provided that PARA and Target Bank shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon SLCT, Select Bank or their respective successors or assigns. SLCT and Select Bank agree that they shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to PARA and Target Bank without charge therefor except for out-of-pocket expenses. If PARA and/or Target Bank fail to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, SLCT and Select Bank shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. SLCT and Select Bank also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by PARA and Target Bank.

(b)          By PARA. If any matter subject to indemnification hereunder arises in the form of a claim against PARA, Target Bank or their respective successors and assigns (herein referred to as a “Third Party Claim”), PARA and Target Bank promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to SLCT and Select Bank. Within 15 days of such notice, SLCT and Select Bank either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify PARA and Target Bank that SLCT and Select Bank dispute the Third Party Claim and intend to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by SLCT and Select Bank and the cost of such defense shall be borne by SLCT and Select Bank except that PARA and Target Bank shall have the right to participate in such defense at its own expense and provided that SLCT and Select Bank shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon PARA, Target Bank or their respective successors and assigns. PARA and Target Bank agree that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to SLCT and Select Bank without charge therefor except for out-of-pocket expenses. If SLCT and Select Bank fail to take action within 15 days as hereinabove provided or, having taken such action, thereafter fail diligently to defend and resolve the Third Party Claim, PARA and Target Bank shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. PARA and Target Bank also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by SLCT and Select Bank.

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Article X. MISCELLANEOUS PROVISIONS

10.1       Reservation of Right to Revise Structure. Notwithstanding any provision herein to the contrary, SLCT shall have the unilateral right to revise the structure of the Merger and the Bank Merger for any reason SLCT may deem advisable; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be received by the shareholders of PARA in the Merger or (ii) adversely affect the federal income Tax treatment to the shareholders of PARA as a result of receiving such consideration. In the event of such election by SLCT, the Parties hereto shall execute one or more appropriate amendments to this Agreement.

10.2       Survival of Representations, Warranties and Covenants. Except as provided under Article IX, none of the representations, warranties or agreements herein shall survive the effectiveness of the Bank Merger, and no Party shall have any right after the effective time of the Bank Merger to recover damages or any other relief from any other Party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the Parties’ agreements contained in Section 6.6 above, and the covenants contained in Sections 5.1 through 5.4 above shall survive the effectiveness of the Merger.

10.3       Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the Party which is, and whose shareholders are, entitled to the benefits thereof, provided, however, that any such waiver shall be effective only upon a determination by the waiving Party (through action of its board of directors) that such waiver would not adversely affect the interests of the waiving Party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any Party shall be effective unless such waiver is in writing and signed by the waiving Party or as provided in Sections 8.2(a) and 8.2(b) above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any Party to exercise any power, or to insist upon strict compliance by any other Party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any Party to demand full and complete compliance with such terms.

10.4       Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of PARA and SLCT, by an agreement in writing approved by a majority of the board of directors of each of PARA and Target Bank and SLCT and Select Bank executed in the same manner as this Agreement; provided however, that the provisions of this Agreement relating to the manner or basis in which shares of PARA Common Stock are converted into the Merger Consideration shall not be amended after the approval of this Agreement by the shareholders of PARA without the requisite approval of such shareholders of such amendment.

10.5       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

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(a)	If to PARA and/or Target Bank, to:

David P. Barksdale

Premara Financial, Inc.

Carolina Premier Bank

13024 Ballantyne Corporate Pl

Suite 100

Charlotte, NC 28277

With copy to:

Phil Shasteen, Esq.

Johnson Pope Bokor Ruppel & Burns, LLP

401 East Jackson Street

Tampa, FL 33602

(b)	If to SLCT and/or Select Bank, to:

William L. Hedgepeth II

Select Bancorp, Inc.

Select Bank & Trust Company

700 W Cumberland St

Dunn, NC 28334

With copy to:

Todd H. Eveson, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

10.6       Further Assurance. SLCT and Select Bank on the one hand, and PARA and Target Bank on the other hand, shall each furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, as such other Party may reasonably request.

10.7       Entire Agreement. This Agreement (including all schedules and exhibits attached hereto) contains the entire agreement of the Parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the Parties hereto other than those contained herein in writing.

10.8       Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, Section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

10.9       Assignment. This Agreement may not be assigned by any Party hereto except with the prior written consent of the other Parties hereto.

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10.10    Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which together shall constitute one agreement.

10.11    Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina (without respect to its conflicts of laws principles) except to the extent federal law may apply.

10.12    Inspection. Any right of SLCT or Select Bank on the one hand, and PARA or Target Bank on the other hand, hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that SLCT, Select Bank, PARA or Target Bank should have conducted any investigation or that such right has been exercised by SLCT, Select Bank, PARA or Target Bank or their agents, representatives or others. Any investigations or inspections that have been made by SLCT, Select Bank, PARA or Target Bank or their agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of SLCT, Select Bank, PARA or Target Bank in this Agreement.

10.13    Knowledge. As used in this Agreement, “to the Knowledge” (and similar phrases) of PARA or Target Bank means the actual knowledge, after reasonable investigation, of David P. Barksdale, Caryn R. Johnson, Timothy Key, Amy Macari, Kendall R. Stewart, and C. Hunter Widener and the phrase “to the Knowledge” (and similar phrases) of SLCT or Select Bank means the actual knowledge, after reasonable investigation, of William L. Hedgepeth II, Mark A. Jeffries, Lynn H. Johnson, W. Keith Betts and D. Richard Tobin, Jr.

10.14    Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect,” with respect to any Party, means any event or change that has a material and adverse impact on (i) the financial position, results of operations, business or prospects of such Party, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the Bank Merger, as applicable; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by any applicable governmental authority, (B) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions, including interest rates, affecting banks generally, (D) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Merger, or restructuring charges taken in connection with the Merger and transactions contemplated hereby, in each case in accordance with GAAP, and (E) the effects of any action or omission taken by SLCT or Select Bank on the one hand, or PARA or Target Bank on the other hand, with the prior written consent of the other, or as otherwise contemplated by the Agreement.

10.15    No Third-Party Rights. No person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any person who is not a Party to the Agreement.

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10.16    Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific governmental agency or entity shall include any successor statute or regulation, or successor governmental agency or entity, as the case may be. The word “including” shall mean including, without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. All pronouns and any variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require. All references herein to “Articles”, “Sections” and “Exhibits” shall mean the articles and sections of, and exhibits to, this Agreement, unless otherwise stated. The Article and Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation hereof. As used herein, the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental authority or instrumentality, or other entity of any kind or nature.

10.17    WAIVER OF JURY TRIAL. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

10.18    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures on following page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the date first above written.

SELECT BANCORP, INC.

By:	/s/ William L. Hedgepeth II
William L. Hedgepeth II, President and CEO

SELECT BANK & TRUST COMPANY

By:	/s/ William L. Hedgepeth II
William L. Hedgepeth II, President and CEO

PREMARA FINANCIAL, INC.

By:	/s/ David P. Barksdale
David P. Barksdale, President and CEO

CAROLINA PREMIER BANK

By:	/s/ David P. Barksdale
David P. Barksdale, President and CEO

EXHIBIT A

BANK MERGER AGREEMENT

[Attached]

AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER

THIS AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER, dated as of July 20, 2017 (this “Agreement”), is made and entered into between Select Bank & Trust Company, a North Carolina banking corporation (“Select Bank”), and Carolina Premier Bank, a North Carolina banking corporation (“Premier Bank”).

WITNESSETH:

WHEREAS, Select Bancorp, Inc. (“SLCT”), the holding company of Select Bank, and Premara Financial, Inc., the holding company of Premier Bank (“PARA”), are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of July 20, 2017 (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, PARA shall merge with and into SLCT (the “Parent Merger”), whereby SLCT shall be the surviving corporation; and

WHEREAS, the respective boards of directors of Select Bank and Premier Bank, acting pursuant to resolutions duly adopted pursuant to the authority given by, and in accordance with, applicable law, have approved this Agreement and authorized the execution hereof; and

WHEREAS, immediately following the consummation of the Parent Merger, with the approval of the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the “NCCOB”), the parties intend to effect a combination pursuant to Section 53C-7-201 of the North Carolina General Statutes (“NCGS”) whereby Premier Bank will be merged with and into Select Bank, with Select Bank continuing as the surviving bank resulting from such merger, on the terms and subject to the conditions of this Agreement and in accordance with relevant provisions of the Bank Merger Act, as amended, and North Carolina law, including Chapters 53C and 55 of the NCGS.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

THE MERGER

1.1	Merger; Surviving Bank

Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Premier Bank shall be merged with and into Select Bank, pursuant to the provisions of, and with the effect provided in, applicable law (said transaction, the “Merger”), and the corporate existence of Premier Bank shall cease. Select Bank shall continue its corporate existence under the laws of the State of North Carolina and shall be the banking corporation surviving the Merger (the “Surviving Bank”). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

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1.2	Articles of Incorporation and Bylaws

From and after the Effective Time (as defined in Section 1.3 below), the Articles of Incorporation of Select Bank shall be the Articles of Incorporation of the Surviving Bank until thereafter amended in accordance with applicable law. From and after the Effective Time, the Bylaws of Select Bank shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.3	Effective Time of Merger

Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective on the date and at the time (the “Effective Time”) on which Articles of Merger, executed in accordance with applicable law, shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in such Articles of Merger as the effective time of the Merger).

1.4	Effect of Merger

The Merger shall have the effects set forth in Sections 53C-7-205 and 55-11-06(a) of the NCGS. Without limiting the generality of the foregoing, all assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time of the Merger.

1.5	Business of Surviving Bank

The business of the Surviving Bank after the Merger shall continue to be that of a North Carolina banking corporation.

1.6	Directors and Officers

Upon consummation of the Merger, the directors and officers of the Surviving Bank shall be the persons serving as directors and officers of Select Bank immediately prior to the Effective Time. Directors of the Surviving Bank shall serve for such terms in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

ARTICLE II

TREATMENT OF SHARES

2.1	Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of Premier Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled without any additional consideration issued therefor and (b) the shares of Select Bank common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

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ARTICLE III

CONDITIONS PRECEDENT

3.1	Conditions

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of each of Select Bank and Premier Bank in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable Articles of Incorporation or Bylaws or otherwise provided by law. Alternatively, the Agreement may be ratified and confirmed by resolution of the board of directors of the sole shareholder of each of Select Bank and Premier Bank.

(b) Regulatory Approvals. The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.

(c) No Injunctions or Restraints. There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger under applicable law.

(d) Parent Merger. The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

ARTICLE IV

TERMINATION AND AMENDMENT

4.1	Termination

Notwithstanding the approval of this Agreement by the shareholders of Select Bank or Premier Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the parties hereto.

4.2	Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

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ARTICLE V

MISCELLANEOUS

5.1	Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

5.2	Further Assurances

If, at any time, the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Premier Bank or otherwise carry out the provisions hereof, the proper officers and directors of Premier Bank, as of the Effective Time, and thereafter the officers and directors of the Surviving Bank acting on behalf of Premier Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

5.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any applicable conflicts of law, except to the extent federal law may be applicable.

5.4	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

5.5	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on following page]

A-4

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Reorganization and Bank Merger to be executed by its duly authorized officers, all as of the date first set forth above.

SELECT BANK & TRUST COMPANY

By:
William L. Hedgepeth II
President and Chief Executive Officer

CAROLINA PREMIER BANK

By:
David P. Barksdale
President and Chief Executive Officer

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EXHIBIT B

FORM OF support agreement

[Attached]

SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July ___, 2017, by and among Select Bancorp, Inc., a North Carolina corporation (“SLCT”), Premara Financial, Inc., a North Carolina corporation (“PARA”), and the undersigned shareholder of PARA (the “Shareholder”).

The Shareholder desires that SLCT and PARA enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof, by and among SLCT, Select Bank & Trust (“Select Bank”), PARA and Carolina Premier Bank (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the acquisition of PARA by SLCT pursuant to a merger (the “Merger”). The transactions described in the Merger Agreement are subject to required shareholder and bank regulatory approvals, as well as to the satisfaction of certain other conditions described in the Merger Agreement.

The Shareholder and PARA are executing this Agreement as an inducement and condition to SLCT entering into, executing, and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger. Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by SLCT of the Merger Agreement and the mutual covenants, conditions, and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.           Representations and Warranties. The Shareholder represents and warrants to SLCT as follows:

(a)          The Shareholder has sole voting power over the number of shares of PARA Common Stock, including any stock options or warrants to acquire PARA Common Stock (the “Solely-Owned Shares”) and shared voting authority over the number of shares of PARA Common Stock (the “Co-Owned Shares” and together with the Solely-Owned Shares, the “Shareholder’s Shares”), set forth below such Shareholder’s name on the signature page hereof; provided, however, that the Shareholder’s Shares shall not include, and this Agreement shall not apply with respect to, any shares over which the Shareholder has or shares voting power solely in a fiduciary capacity on behalf of any Person other than PARA (“Fiduciary Shares”). Except for the Shareholder’s Shares and the Fiduciary Shares, the Shareholder does not have voting power over any shares of PARA Common Stock.

(b)          This Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c)          None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

B-1

(d)          The Shareholder’s Shares and any certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, (ii) Liens, if any, which have been disclosed on Exhibit A hereto, and (iii) the rights of any co-owner of Co-Owned Shares.

(e)          The Shareholder understands and acknowledges that SLCT is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by SLCT.

2.           Voting Agreements. The Shareholder agrees with, and covenants to, SLCT as follows:

(a)          At any meeting of shareholders of PARA called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Solely-Owned Shares which are outstanding, and shall use Shareholder’s best efforts to cause to be voted all of the Co-Owned Shares which are outstanding, in favor of the execution and delivery by PARA of the Merger Agreement, and the approval of the terms thereof (including the plan of merger contained herein) and each of the Transactions. The Shareholder shall not grant any proxies for the Shareholder’s Shares to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions.

(b)          At any meeting of PARA’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Solely-Owned Shares, and shall use Shareholder’s best efforts to cause to be voted the Co-Owned Shares, against (i) any Acquisition Proposal, or (ii) any amendment of PARA’s articles of incorporation or bylaws or other proposal or transaction involving PARA, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

3.           Covenants. The Shareholder agrees with, and covenants to, SLCT as follows:

(a)          The Shareholder shall not, without the prior written consent of SLCT, which SLCT shall not unreasonably withhold, (i) exercise any stock option or warrant to acquire PARA Common Stock, (ii) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, except to SLCT pursuant to the Merger Agreement; (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to SLCT, (iv) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for those consistent with this Agreement, or (v) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided, that the Shareholder may enter into agreements for the cancellation or cash out of PARA Options as contemplated by the Merger Agreement; and provided, further, that the Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution, provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to SLCT a counterpart to this Agreement in form and substance satisfactory to SLCT. PARA agrees with, and covenants to, SLCT that PARA shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional shares of PARA Common Stock acquired by the Shareholder and pursuant to any stock option, warrant or other derivative security to acquire PARA Common Stock, unless such transfer is made to SLCT or otherwise in compliance with this Agreement.

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(b)           Except as specifically permitted by Section 4.3 of the Merger Agreement solely in such Shareholder’s capacity as an officer or director of PARA, the Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal or Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, Superior Proposal, or Competing Transaction, other than the Merger and the other Transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by the provisos to Section 3(a) of this Agreement.

4.           No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to SLCT are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5.           Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s interest in the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of PARA affecting the PARA Common Stock, or the acquisition of additional shares of PARA Common Stock (including pursuant to the exercise or exchange of any PARA stock options or warrants) or other voting securities of PARA by any shareholder, the number of shares of PARA Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of PARA Common Stock or other voting securities of PARA issued to or acquired by the Shareholder.

6.           Further Assurances. The Shareholder shall, upon request of SLCT and at SLCT’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by SLCT to be necessary or desirable to carry out the provisions hereof, including the voting of the Shareholder’s Shares as contemplated by Section 2 of this Agreement.

7.            Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate, except for Section 8, which shall survive for two years.

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8.           Miscellaneous.

(a)          Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise. As used herein, the term “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental authority or instrumentality, or other entity of any kind or nature.

(b)          All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to SLCT or PARA, to the addresses set forth in Section 10.5 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c)          The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)          This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e)          This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify or supersede any other Agreement entered into as part of the Merger Agreement or thereafter.

(f)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to the applicable conflicts of laws principles thereof.

(g)          This Agreement shall be binding upon and inure to the benefit of SLCT, PARA and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives, provided the Shareholder may not transfer or assign any rights or interests in the Shareholder’s Shares, except to SLCT or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by PARA or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(h)          The Shareholder agrees that irreparable damage would occur and that SLCT would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to SLCT and its subsidiaries and that SLCT and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of North Carolina without the necessity of posting any bond or security (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the State of North Carolina or any North Carolina state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

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(i)          If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j)          No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Shareholder Support Agreement as of the day and year first above written.

SELECT BANCORP, INC.

By:
Name:	William L. Hedgepeth II
Title:	President and Chief Executive Officer

Premara Financial, Inc.

By:
Name:
Title:

“SHAREHOLDER”

Name:

Address:	c/o Premara Financial, Inc.
13024 Ballantyne Corporate Pl
Suite 100
Charlotte, NC 28277

Shareholder’s Shares:

Number of Shares of PARA Common Stock and Capacity of Ownership:

_______________ (sole voting power)

_______________ (shared voting authority)

Number of Shares underlying stock options or warrants to acquire PARA Common Stock:

_______________ (stock options)

_______________ (warrants)

[Signature Page to Shareholder Support Agreement]

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Exhibit A

Liens on Shareholder’s Shares

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EXHIBIT C

Form of Non-Employee Director Non-Competition Agreement

[Attached]

NON-EMPLOYEE DIRECTOR NON-COMPETITION AGREEMENT

THIS NON-EMPLOYEE DIRECTOR NON-COMPETITION AGREEMENT (the “Agreement”) is entered into as of July ___, 2017, between Select Bancorp, Inc. (“SLCT”), a corporation organized under the laws of the State of North Carolina and the holding company of Select Bank & Trust Company (“Select Bank”), with its principal offices at 700 West Cumberland Street, Dunn, North Carolina 28334, and the undersigned director (“Director”) of (i) Premara Financial, Inc. (“PARA”), a corporation organized under the laws of the State of North Carolina and the holding company for Carolina Premier Bank, with its principal office at 13024 Ballantyne Corporate Place, Suite 100, North Carolina, 28277, and/or (ii) Carolina Premier Bank. This Agreement shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), among SLCT, Select Bank, PARA and Carolina Premier Bank.

WHEREAS, the Boards of Directors of SLCT and PARA have determined that the acquisition of PARA by SLCT (the “Merger”) pursuant to that Agreement and Plan of Merger and Reorganization dated as of the date hereof (the “Merger Agreement”) is in the best interests of the shareholders of SLCT and the shareholders of PARA and is consistent with, and in furtherance of, their respective business strategies; and

WHEREAS, the parties hereto acknowledge that Director, as a director of PARA and/or Carolina Premier Bank, occupies a unique position of trust and confidence with respect to PARA, and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, the parties further acknowledge that, by virtue of this position, the Director has acquired significant knowledge relating to the business of PARA and Carolina Premier Bank; and

WHEREAS, the Board of Directors of SLCT has determined that it is in the best interests of SLCT and its shareholders to protect the business and goodwill associated with the business of PARA by strengthening restrictions on the Director’s ability to enter into certain competitive business activities following the completion of the Merger; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by PARA, as a condition and inducement to the willingness of SLCT to enter into the Merger Agreement and complete the Merger, Director will enter into and perform this Agreement; and

WHEREAS, the Director has agreed to accept such limitations on his ability to compete with SLCT and Select Bank following the Merger as an inducement for SLCT to execute the Merger Agreement;

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           Certain Definitions.

(a)          “Affiliated Company” means any company or entity controlled by, controlling or under common control with SLCT or PARA, including, respectively, Select Bank and Carolina Premier Bank.

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(b)          “Confidential Information” means all information regarding PARA, SLCT, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by PARA, SLCT or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by PARA, SLCT or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of PARA, SLCT or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of PARA, SLCT or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of PARA or SLCT or their respective Affiliated Companies or any duty owed to any of them; (b) was rightfully in the possession of a person or entity prior to receipt of such Confidential Information, directly or indirectly, from the Director; or (c) is independently developed by a person or entity without reference to or use of Confidential Information.

(c)          Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.           Nondisclosure of Confidential Information.

(a)          Nondisclosure of Confidential Information. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as director of SLCT or Select Bank (if applicable, in the case of any Director who continues on the board of directors of SLCT or Select Bank following the Effective Time of the Merger), Director shall not directly or indirectly transmit or disclose any Confidential Information to any person or entity, or use or authorize or direct others to use any such Confidential Information, directly or indirectly, without the prior express written consent of the SLCT’s Chief Executive Officer, which consent may be withheld in the sole discretion of SLCT’s Chief Executive Officer; provided that Director shall keep the Confidential Information of third parties (such as customers) for an indefinite period of time. If required to disclose such information by law, Director shall use reasonable efforts to protect and preserve the confidentiality of such information. Director also acknowledges and agrees that (i) trading in SLCT or PARA securities using Confidential Information or non-public information may violate federal and state securities laws and (ii) so long as Director possesses material, non-public information about SLCT or PARA, Director agrees to comply with such securities laws and, if and so long as Director is a member of the board of directors of SLCT or Select Bank, Director will comply with SLCT’s policies regarding insider trading in effect from time to time.

(b)          Enforceability of Covenants. Director and SLCT agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of PARA and SLCT to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to PARA, SLCT, or any Affiliated Company under federal, state or local law.

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3.               Nonrecruitment and Nonsolicitation Covenants.

(a)          Nonrecruitment of Employees. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as director of SLCT or Select Bank (if applicable, in the case of any Director who continues on the board of directors of SLCT or Select Bank following the Effective Time of the Merger), Director shall not, without the prior written consent of SLCT’s Chief Executive Officer, which consent may be withheld at the sole discretion of SLCT’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other person or entity, solicit or recruit for employment or encourage to leave employment with SLCT or any of SLCT’s Affiliated Companies, any employee of SLCT or of any SLCT’s Affiliated Companies with whom Director worked during Director’s services as a director of PARA or any PARA Affiliated Company and who performed services for PARA, SLCT, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by PARA, SLCT or any of their Affiliated Companies for a period of not less than one year, except pursuant to a general solicitation that is not directed specifically to any such employees.

(b)          Nonsolicitation of Customers. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as director of SLCT or Select Bank (if applicable, in the case of any Director who continues on the board of directors of SLCT or Select Bank following the Effective Time of the Merger), Director shall not, without the prior written consent of SLCT’s Chief Executive Officer, which consent may be withheld at the sole discretion of SLCT’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other person or entity, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the PARA, SLCT or any of their Affiliated Companies with whom Director had material contact on behalf of PARA or Carolina Premier Bank in the course of Director’s service as a director of PARA or Carolina Premier Bank.

(c)          Noncompetition. Director hereby agrees that until the later of one year following the Effective Time of the Merger or one year following the termination of service as director of SLCT or Select Bank (if applicable, in the case of any Director who continues on the board of directors of SLCT or Select Bank following the Effective Time of the Merger), Director shall not, without the prior written consent of SLCT’s Chief Executive Officer, which consent shall not be unreasonably withheld by SLCT, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any person or entity (including, without limitation, any new financial institution) as a director, consultant, officer, employee, agent or shareholder that competes in the Restricted Area with SLCT or any SLCT Affiliated Company with respect to Business Activities. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by SLCT, PARA or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For purposes of this Section 3(c), the “Restricted Area” shall be defined as (i) Mecklenburg County, North Carolina and (ii) within 25 miles of any branch office of Carolina Premier Bank (and, following the Effective Time of the Merger, Select Bank as successor to Carolina Premier Bank). Director agrees that the Restricted Area is narrowly tailored to protect SLCT and its Affiliated Companies’ interest in customer relationships and goodwill, all of which are being acquired based on the Director’s acknowledgement of the marketplace. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with PARA, SLCT or any of their Affiliated Companies or preclude Director from continuing any Business Activities conducted as of the date hereof.

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(d)          Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of SLCT and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of PARA and Carolina Premier Bank that are derived from the acquisition of PARA by SLCT. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of PARA and/or Carolina Premier Bank involves information relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and SLCT agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of SLCT to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and SLCT agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to SLCT and its Affiliated Companies and that SLCT will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of North Carolina without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

4.            Successors.

(a)          This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)          This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, SLCT and any of its Affiliated Companies and their successors and assigns.

5.            Miscellaneous.

(a)          Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)          Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

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(c)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

(d)          Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) if delivered, (ii) the next day, upon mailing by reputable overnight carrier with delivery confirmation, or (iii) three days after mailing if mailed, first class, certified mail, postage prepaid:

To SLCT:	Select Bancorp, Inc.
700 West Cumberland Street
Dunn, North Carolina 28334
Attention: Chief Executive Officer

To Director:	See signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)          Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)          Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between SLCT and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)          Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

Select Bancorp, Inc.

By:
Name:	William L. Hedgepeth II
Title:	President and Chief Executive Officer

DIRECTOR

Name:

Address:

[Signature Page to Non-Employee Director Non-Competition Agreement]

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EXHIBIT D

FORM OF OPTION CANCELLATION AGREEMENT

[Attached]

OPTION CANCELLATION AGREEMENT

__________________, 2017

This Option Cancellation Agreement (the “Option Cancellation Agreement”) is made effective as of the ____ day of ___________, 2017 by and between Select Bancorp, Inc., a North Carolina corporation (“SLCT”), and the undersigned optionee (“Optionee”), and is made with reference to the following facts:

a.           SLCT and its wholly owned subsidiary, Select Bank & Trust Company, entered into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of __________, 2017, with Premara Financial, Inc. (“PARA”) and its wholly owned subsidiary, Carolina Premier Bank.

b.           Optionee is the holder of one or more options (the “Options”) to purchase shares of PARA’s Common Stock.

c.           The Merger Agreement provides that each Option outstanding on the date of the Merger Agreement that remains outstanding immediately prior to the Effective Time of the Merger, whether or not then vested or exercisable, shall be cancelled by SLCT in exchange for a cash payment to Optionee by SLCT equal to the Cash Election Price less the exercise price per share (the “Cancellation Consideration”), less any applicable withholding taxes.

d.           Optionee wishes to accept the Cancellation Consideration in exchange for the cancellation of Optionee’s Options on the terms set forth in the Merger Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.           Effective as of the Effective Time of the Merger, this Option Cancellation Agreement cancels all of the Options held by Optionee, which Options are listed on Schedule I attached hereto, which schedule sets forth the respective dates of grant and exercise prices of the Options to be cancelled (the “Canceled Options”).

2.           Effective as of the Effective Time of the Merger, this Option Cancellation Agreement cancels every option agreement pursuant to which any Canceled Option was issued (the “Option Agreements”).

3.           Optionee represents and warrants that Optionee owns the Canceled Options free and clear of any liens, claims or encumbrances of any type or nature.

4.            The cancellation of each Canceled Option hereunder is being made in consideration of the Cancellation Consideration, less any applicable withholding taxes.

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5.           The parties acknowledge that such cancellation is being made irrespective of the vesting schedule contained in the applicable Option Agreement. Optionee acknowledges that consummation of the Merger is subject to a number of closing conditions.

6.           Optionee acknowledges and agrees that the Canceled Options will not be converted into shares of SLCT, options to acquire shares of SLCT or any consideration other than the Cancellation Consideration described above. The undersigned Optionee acknowledges and agrees that by entering into this Option Cancellation Agreement, as of the Effective Time of the Merger, each of the Canceled Options will be of no further force and effect and Optionee shall have no right to exercise the Canceled Options.

7.           Optionee acknowledges that all Options held by Optionee for which the cancellation consideration would be equal to or less than zero dollars will be terminated and cancelled without any consideration payable with respect thereto.

8.           Optionee acknowledges that Optionee has received all required advance notice of the intended cancellation of the Cancelled Options under the Option Agreements and hereby waives any requirement of advance notice of the cancellation of the Cancelled Options from PARA, Carolina Premier Bank, SLCT, any of their respective boards of directors or committees, or from any other person.

9.           Optionee acknowledges and agrees that, should the Merger fail to be consummated for any reason, this Option Cancellation Agreement shall be null and void and the Canceled Options will remain outstanding in accordance with the terms of the applicable Option Agreement.

10.          This Option Cancellation Agreement constitutes the valid, legal and binding obligation of the Optionee enforceable against the Optionee in accordance with its terms.

11.          This Option Cancellation Agreement, together with specific references to the Merger Agreement herein, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

12.          This Option Cancellation Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.         This Option Cancellation Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and to be performed entirely within such State.

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14.         This Option Cancellation Agreement shall be binding upon the successors, legal representatives and permitted assigns of the parties. Except as otherwise provided herein, no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of all other parties hereto.

15.          Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

16.         This Option Cancellation Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.         The headings in this Option Cancellation Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Option Cancellation Agreement.

18.         Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Option Cancellation Agreement as of the date first above written.

Signed:

Name:

Title:

SELECT BANCORP, INC.

By:
Authorized Officer

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SCHEDULE I

CANCELED OPTIONS

[INSERT NAME OF OPTION HOLDER]

Option grant date:

Number of shares underlying a PARA Option:

Exercise price:

Cancellation Consideration (Cash Election Price less exercise price) prior to deduction of applicable withholding taxes:

	Per Share:	$___________

	Total:	$___________

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